Exhibit 2.1

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

PURCHASE AND SALE AGREEMENT

dated as of May 9, 2016

by and among

THE MEDICINES COMPANY,

CHIESI FARMACEUTICI S.P.A.

and

CHIESI USA, INC., solely for purposes of Article VII

i

4.10	Business Contracts	35
4.11	Orders; Litigation	38
4.12	Compliance with Laws; Permits; Regulatory Matters	38
4.13	Consents and Governmental Approvals	39
4.14	Tax Matters	39
4.15	Intellectual Property	39
4.16	Required Vote	41
4.17	Undisclosed Liabilities	41
4.18	Inventory	41
4.19	Customers and Suppliers	42
4.20	Insurance	42
4.21	Acquired Assets	42
4.22	Brokers	42

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Qualification, Organization, etc.	43
5.2	Authority; Binding Effect	43
5.3	No Conflicts; Consents	43
5.4	Compliance with Law	43
5.5	Orders; Litigation	43
5.6	Consents and Governmental Approvals	44
5.7	Required Vote	44
5.8	Sufficient Funds	44
5.9	Brokers	44
5.10	Condition of the Business	44

ARTICLE VI

COVENANTS

6.1	Conduct of the Business Prior to the Closing	45
6.2	Antitrust Filings and Actions	46
6.3	Reasonable Best Efforts	49
6.4	Access; Confidentiality	49
6.5	Shared Contracts	50

ARTICLE VII

EMPLOYEE MATTERS

7.1	Transfer of Employees	50
7.2	Compensation and Benefits	51
7.3	Service Credit	51

7.4	Welfare Plans	51
7.5	Paid Time Off	52
7.6	Defined Contribution Plans	52
7.7	WARN Act	52
7.8	COBRA Obligations	52
7.9	No Third Party Beneficiaries	52

ARTICLE VIII

TAX MATTERS

8.1	Transfer Taxes	53
8.2	Tax Returns	53
8.3	Straddle Period Taxes	54
8.4	Tax Cooperation	54
8.5	Post-Closing Conduct	54

ARTICLE IX

OTHER AGREEMENTS

9.1	Books and Records; Access; Assistance	54
9.2	Privileged Matters	55
9.3	Transfer of Acquired Regulatory Approvals; Delivery of Acquired Assets and Books and Records	56
9.4	Government Price Reporting	57
9.5	Product Returns and Chargebacks	59
9.6	Wrong Pocket Assets	61
9.7	Release of Indemnity Obligations	62
9.8	Retained Marks	62
9.9	Employee Non-Solicit	63
9.10	Non-Competition	63
9.11	Insurance	65
9.12	Financial Information	65
9.13	Commercialization Efforts; Milestone Covenants	65
9.14	Net Sales Reporting	66

ARTICLE X

CONDITIONS TO CLOSING

10.1	Conditions to Each Party’s Obligations	67
10.2	Conditions to Sellers’ Obligations	67
10.3	Conditions to Buyer’s Obligations	68
10.4	Frustration of Closing Conditions	69

ARTICLE XI

TERMINATION

11.1	Termination	69
11.2	Procedure and Effect of Termination	70
11.3	Buyer Termination Fee	70

ARTICLE XII

INDEMNIFICATION

12.1	Survival; Effect of Materiality Qualifiers; Losses	71
12.2	Indemnification by Seller Parent	72
12.3	Indemnification by Buyer	72
12.4	Third Party Claims	73
12.5	Direct Claims	75
12.6	Adjustments to Losses	75
12.7	Characterization of Indemnification Payments	76
12.8	Exclusive Remedy	76
12.9	Duty to Mitigate	76
12.10	Right to Setoff	76

ARTICLE XIII

MISCELLANEOUS

13.1	Assignment	77
13.2	Public Announcements	77
13.3	Confidentiality	77
13.4	Expenses	79
13.5	Severability	79
13.6	Entire Agreement; Amendment	79
13.7	No Third Party Beneficiaries	79
13.8	Waiver	79
13.9	Governing Law	79
13.10	Consent to Jurisdiction; Waiver of Jury Trial	80
13.11	Specific Performance	81
13.12	Representation by Counsel	81
13.13	Bulk Transfers	81
13.14	Counterparts; Signature Pages	81
13.15	Notices	82

SCHEDULES

Schedule 1.1(a) — Business Contracts

Schedule 1.1(b) — Key IP Contracts

Schedule 2.1(c)(i) — Patents

Schedule 2.1(c)(ii) — Licensed Patents

Schedule 2.1(c)(iii) — Marks

Schedule 2.1(c)(iv) — Licensed Marks

Schedule 2.1(e)(i) — Permits

Schedule 2.1(e)(ii) — Regulatory Registrations

Schedule 2.3(j) — Clinical Trials

Schedule 2.7(a) — Allocation Principles

Schedule 6.4 — Supplier Inspections

Schedule 6.5 — Shared Contracts

Schedule 9.10 — Product Candidates

Schedule K — Buyer’s Knowledge

EXHIBITS

Exhibit A — Form of Assignment and Assumption Agreement

Exhibit B — Form of Bill of Sale

Exhibit C-1 — Form of Patent Assignment Agreement

Exhibit C-2 — Form of Trademark Assignment Agreement

Exhibit D — Form of Transition Services Agreement

Exhibit E-1 — Form of Cleviprex Sublicense Agreement

Exhibit E-2 — Form of Kengreal Sublicense Agreement

Exhibit F-1 — Form of Cleviprex Novation Agreement

Exhibit F-2 — Form of Kengreal Novation Agreement

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of May 9, 2016, is entered into by and among Chiesi Farmaceutici S.p.A., a private limited company organized under the Laws of Italy (“Buyer”), The Medicines Company, a Delaware corporation (“Seller Parent”), and, solely for purposes of Article VII, Chiesi USA, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Buyer Subsidiary”). Seller Parent and the Controlled Affiliates of Seller Parent that are party to any Transfer Document are referred to in this Agreement each as a “Seller” and collectively as “Sellers.”  Seller Parent and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Sellers are engaged in, among other things, the Business; and

WHEREAS, Seller Parent wishes to sell, and to cause the other Sellers to sell, to Buyer (and/or one or more of its designated Subsidiaries), and Buyer (and/or one or more of its designated Subsidiaries) wishes to purchase from Sellers, the Acquired Assets, and Buyer (and/or one or more of its designated Subsidiaries) wishes to assume the Assumed Liabilities, each upon the terms and conditions set forth herein, and in connection therewith, the Parties wish to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:

“Accounting Principles” means GAAP as applied by Seller Parent in the financial statements set forth in its Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on February 29, 2016.

“Accounts Receivable” means all of Sellers’ trade accounts receivable and other similar rights to payment from customers of Sellers, including all amounts receivable in respect of Product sold by or on behalf of Sellers prior to the Closing Date.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Additional Asset” has the meaning set forth in Section 9.6(c).

“Adverse Law or Order” means (i) any Law shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions or (ii) any Order preventing the consummation of the Transactions.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Schedule” has the meaning set forth in Section 2.7(a).

“AMP” has the meaning set forth in Section 9.4(a).

“Ancillary Agreements” means the Transfer Documents, the Sublicense Agreements and the Transition Services Agreement.

“Antitrust Division” has the meaning set forth in Section 6.2(a).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Argatroban” has the same meaning as “Product(s)”, as defined in the License and Development Agreement, dated September 24, 2009, by and between Seller Parent and Eagle Pharmaceuticals, Inc., as amended.

“Assignment and Assumption Agreement” means one or more assignment and assumption agreements to be entered into between Sellers and Buyer (and/or one or more of its designated Subsidiaries) substantially in the form of Exhibit A attached hereto, evidencing the assignment by Sellers and assumption by Buyer (and/or one or more of its designated Subsidiaries) of the Assumed Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“AZ License Agreements” means the Cleviprex License Agreement and the Kengreal License Agreement.

“Benefit Plan” means any employee benefit plan, employment or severance agreement or other compensation or benefit plan, program, policy, agreement or arrangement, whether written or oral, including (i) any profit-sharing, deferred compensation, commission, incentive, bonus, equity-based award, pension, retirement, severance or change of control plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites, (iii) any hospitalization, health, welfare, dental, disability or other benefit plan, agreement or arrangement or (iv) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Bill of Sale” means one or more bills of sale to be entered into between Sellers and Buyer (and/or one or more of its designated Subsidiaries) substantially in the form of Exhibit B attached hereto, evidencing the transfer of the Acquired Assets to Buyer (and/or one or more of its designated Subsidiaries).

“Books and Records” means original or true and complete copies of all of the books, records, files, work papers, data and information (including customer, distributor and supplier lists, copies of personnel records (other than medical records) of Transferred Employees to the extent the applicable Transferred Employee consents in writing to the transfer of such records, sales journals, credit and collection records, inventory records, product specifications, cost and pricing information, quality control records and manuals, product development files, records, laboratory books, batch records and stability and clinical studies and manufacturing processes, as well as all documents and correspondence between Sellers, on the one hand, and any Regulatory Authority or other Governmental Authority, on the other hand, primarily related to the Transferred Intellectual Property, including: (a) the file histories; (b) copies of prior art searches and search results related to the subject matter of such rights; (c) copies of publications identified in prior art searches; and (d) all opinions or other analyses related to the subject matter thereof) in the possession or control of Sellers, in each case to the extent primarily related to the Business.

“Business” means that portion of the business of Sellers and their respective Affiliates, directly or indirectly, consisting of the Exploitation of the Products and the utilization of the Acquired Assets, as presently conducted.

“Business Benefit Plan” has the meaning set forth in Section 4.7(a).

“Business Contracts” means the Contracts identified on Schedule 1.1(a).

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in New York City, New York are generally open for business.

“Business Employee” has the meaning set forth in Section 4.8(a).

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Buyer Information” has the meaning set forth in Section 13.3(b).

“Buyer Termination Fee” has the meaning set forth in Section 11.3.

“Buyer’s Knowledge” means the actual or constructive knowledge of the persons identified on Schedule K, after such individual has made (or is deemed to have made) reasonable due inquiry of his or her direct reports.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.6.

“Buyer Subsidiary” has the meaning set forth in the preamble hereof.

“Cap” has the meaning set forth in Section 12.2(b)(ii).

“Chargebacks” has the meaning set forth in Section 9.5(d).

“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, hearing or investigation against any Person.

“Claim Notice” has the meaning set forth in Section 12.4(a).

“Cleviprex” means the product referenced in NDA #22156, and includes the “Product”, as defined in the Cleviprex License Agreement.

“Cleviprex License Agreement” means the License Agreement, dated March 28, 2003, by and between Seller Parent and AstraZeneca AB, as amended.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Tax Return” has the meaning set forth in Section 8.2(a).

“Closing Inventory Value” shall mean the original cost to Sellers, determined in accordance with the Accounting Principles, of all Inventory as of the Closing Date with expiration dating of greater than twelve (12) months after the Closing Date.

“Closing Payment” has the meaning set forth in Section 2.6(a)(i).

“Closing Statement” has the meaning set forth in Section 3.3(a).

“CMS” has the meaning set forth in Section 9.4(b).

“COBRA” has the meaning set forth in Section 7.8.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated December 15, 2014, by and between Seller Parent and Buyer relating to confidentiality obligations, as amended.

“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Contract” means any written or oral contract, agreement, lease, instrument, note, indenture, legally binding commitment, license or sublicense.

“Controlled Affiliate” means, with respect to any Person, any other Person which, at the time of determination, is controlled by such Person. For purposes of this definition, “controlled,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“De Minimis Amount” means One Hundred Twelve Thousand Five Hundred Dollars ($112,500).

“Deductible” means Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

“Direct Claim” has the meaning set forth in Section 12.5.

“Dispute Notice” has the meaning set forth in Section 3.3(b).

“Disputed Item” has the meaning set forth in Section 3.3(b).

“Effect” means any change, effect, development, circumstance, condition or occurrence.

“Eligible Milestone Period” has the meaning set forth in Section 2.6(a)(iii).

“Environmental Laws” means all applicable international, federal, state, or local Laws which (i) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (ii) impose Liability or responsibility with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et. seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et. seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et. seq.), Occupational Safety and Health Act (29 U.S.C. § 651 et. seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.) or any other Law of similar effect.

“Environmental Permits” means all Permits required under or issued pursuant to all applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.7(d).

“Estimated Closing Inventory Value” has the meaning set forth in Section 2.6(a)(ii).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exploit” and “Exploitation” means and include any or all of the following:  research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, promote, market, distribute, commercialize, support, maintain, correct and create derivative works.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, and any successor statute, and all regulations promulgated thereunder.

“Final Closing Inventory Value” has the meaning set forth in Section 3.3(j).

“Final Closing Statement” has the meaning set forth in Section 3.3(j).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.13.

“FSS” has the meaning set forth in Section 9.5(e).

“FSS Acknowledgment Date” has the meaning set forth in Section 9.5(e).

“FTC” has the meaning set forth in Section 6.2(a).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Government Antitrust Authority” has the meaning set forth in Section 6.2(d).

“Governmental Approvals” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority.

“Governmental Authority” means (a) any nation or government, including any federal, state, local or foreign municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory, administrative, judicial, police, military, or taxing governmental functions.

“Governmental Price Reports” has the meaning set forth in Section 9.4(a).

“Hazardous Materials” means (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law; (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives; and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clause (a) and (b) above.

“Health Care Laws” has the meaning set forth in Section 4.12(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 6.2(a).

“IND” shall mean an ‘investigational new drug application’ as such term is used under the FDCA.

“Indebtedness” means: (a) all indebtedness, whether or not contingent, for borrowed money; (b) all obligations evidenced by notes, bonds, debentures, loan agreements or other similar instruments; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (d) all payment obligations, contingent or otherwise, under acceptance, letters of credit, bank guarantees, surety bonds or similar facilities; (e) net obligations under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements; and (f) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Party” has the meaning set forth in Section 12.3(a).

“Indemnifying Party” has the meaning set forth in Section 12.4(a).

“Information” means either Buyer Information or Seller Information, as applicable.

“Intellectual Property” means all intellectual property or other proprietary rights including registered, unregistered and pending: (a) patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, trade names, trade dress, corporate names, logos, internet domain names, URLs, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing; (c) published and unpublished works of authorship including computer software programs, applications, source code and object code, and databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above; (d) mask works and any applications, registrations and renewals for any of the foregoing; and (e) trade secret rights under applicable Law.

“Intellectual Property Assignment Agreements” means the Patent Assignment Agreement and the Trademark Assignment Agreement.

“Inventory” means, as of the Closing, (i) all inventory of finished Product owned by Sellers or any of their respective Controlled Affiliates, whether or not Labeled, (ii) all Product work-in-progress owned by Sellers or any of their respective Controlled Affiliates, and (iii) all other inventory to the extent primarily related to the Business and owned by Sellers or any of their respective Controlled Affiliates, including raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, packaging, work-in-process, finished goods, spare parts and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Sellers or any of their respective Controlled Affiliates, at a wholesaler or in transit.

“IP Contracts” means a Contract set forth or required to be set forth on Section 4.15(j) of the Seller Disclosure Letter granting to Sellers rights in the Licensed Patents, the Licensed Marks or the Know-How.

“IRS” means the United States Internal Revenue Service.

“Italian Allocation Laws” has the meaning set forth in Section 2.7(a).

“Kengreal” means the product referenced in NDA #204958, and includes the “Product”, as defined in the Kengreal License Agreement.

“Kengreal License Agreement” means the License Agreement, dated December 18, 2003, by and between Seller Parent and AstraZeneca AB, as amended.

“Key IP Contracts” means the License Agreements identified on Schedule 1.1(b).

“Know-How” means all non-public information, proprietary or otherwise, owned or held by or licensed to a Seller or any Controlled Affiliate of any Seller as of the date of this Agreement or at Closing.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall be as defined in Section 201(k), (m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions, patient indication guides or promotional materials.

“Last Calendar Year” has the meaning set forth in Section 2.6(a)(iii).

“Law” means each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion, guidance or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law or Order or any Contract.

“Licensed Marks” has the meaning set forth in Section 2.1(c)(iv).

“Licensed Patents” has the meaning set forth in Section 2.1(c)(ii).

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Litigation Matters” means all Proceedings that have been or may be asserted by a third party against, or otherwise adversely affect, Sellers, on the one hand, and the Business, on the other hand.

“Losses” has the meaning set forth in Section 12.1(c).

“Marks” has the meaning set forth in Section 2.1(c)(iii).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the Acquired Assets or the financial condition, business or results of operations of the Business, in each case taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Business operates, including any changes affecting financial, credit or capital market conditions; (ii) conditions (or changes therein) in the market for branded pharmaceutical products, cardiovascular pharmaceutical products or the pharmaceutical industry generally; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes or prospective changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including (A) the identity of Buyer, (B) any departure or termination of any officers, directors, employees or independent contractors of Seller Parent or its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Sellers’ relationships with any of their customers, suppliers, distributors or other business partners; (viii) the results of any pre-clinical or clinical testing sponsored by any third party; (ix) any natural or man-made disaster or acts of God; or (x) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided further, however, that any Effect referred to in clauses (i) through (iv), (vi), or (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has a materially disproportionate effect on the Business as compared to other participants in the industries in which the Business is conducted.

“Material Contract” has the meaning set forth in Section 4.10(b).

“Milestone Payment” has the meaning set forth in Section 2.6(a)(iii).

“NDA” shall mean a ‘new drug application’ as such term is used under the FDCA.

“NDC” has the meaning set forth in Section 9.5(a).

“Net Sales” means, with respect to any Product for any period, the total aggregate amount invoiced during such period by all Selling Parties for all sales of the applicable Product in the United States (without duplication) to third parties (including any distributor or customer), less the sum of the following deductions, in each case to the extent reasonable and customary and actually paid or allowed during such period (and not (a) otherwise deducted from the invoiced amount or (b) recovered):

(i)            discounts (including trade, cash and quantity discounts), charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers;

(ii)           credits, allowances, repayments, discounts to and chargebacks for claims, spoiled, damaged or out-dated goods, billing errors, rejections or returns of the applicable Products, including such Products returned in connection with recalls or withdrawals;

(iii)          Taxes and duties paid which are directly related to the sale of the applicable Product;

(iv)          discounts, rebates or other payments, in each case to the extent required by applicable Law, including any governmental special medical assistance programs;

(v)           customs duties, surcharges and other governmental charges incurred in connection with the importation of the applicable Product; and

(vi)          fee-for-service wholesaler fees, GPO administrative fees and inventory management fees paid to wholesalers, in each case to the extent consistent with the usual course of dealing of the Selling Party (or Seller Parent or its Affiliates, as applicable) for its products other than a Product.

With respect to each calendar year for which Net Sales are calculated, there shall be included appropriate accruals for all of the items listed in clauses (i) through (vi) of the immediately preceding sentence, calculated in accordance with GAAP, consistently applied, and adjustments to accruals as increases or decreases to Net Sales (as applicable) by the difference between actual paid amounts and accruals for all such items in the prior calendar year.  If a Product is sold in combination with any one or more other products that were not combined with the Product as of the Closing Date, and if such Product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of such Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which the Product is included.  Net Sales shall not include any amounts billed by Buyer or its Affiliates or sublicensees for sales to sublicensees, it being understood and agreed that sales by such sublicensees shall constitute Net Sales.  The calculation of Net Sales shall be calculated based on the books and records of the Selling Parties in accordance with GAAP, consistently applied.

“Net Sales Statement” has the meaning set forth in Section 9.14(a).

“Non-FAMP” means non-Federal average manufacturer price as defined by 38 U.S.C. § 8126(h)(5) and its implementing regulations and guidance, as may be amended from time to time.

“Novation Agreement” has the meaning set forth in Section 2.5(c).

“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Authority (whether preliminary or final).

“Ordinary Course of Business” means the operation of the Business by Seller Parent and its Controlled Affiliates in the usual and customary way and consistent with their past practices through the date of this Agreement.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or certificates of existence, or any foreign equivalent of any of the foregoing, as applicable.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Parties” or “Party” has the meaning set forth in the preamble hereof.

“Patent Assignment Agreement” means one or more patent assignment agreements to be entered into between Sellers and Buyer (and/or one or more of its designated Subsidiaries) substantially in the form of Exhibit C-1 attached hereto, evidencing the transfer of the Patents to Buyer (and/or one or more of its designated Subsidiaries).

“Patents” has the meaning set forth in Section 2.1(c).

“Permits” means all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other Governmental Approvals, Consents and authorizations necessary or desirable for the past, present or anticipated conduct of the Business, other than Regulatory Registrations.

“Permitted Lien” means (a) Liens for taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings, (c) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (e) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not detracting in any material respect from the value of real property or interfering in any material respect with the ordinary conduct of the Business, (f) Liens that have been placed by any landlord’s financing sources on real property over which Seller Parent and/or its Affiliates have a leasehold interest, (g) zoning, building and other generally applicable land use restrictions, (h) Liens resulting from any facts or circumstances relating to Buyer or its Affiliates and (i) Liens incurred or deposits made to a Governmental Authority in connection with any Permit.

“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust,

cooperative, foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.

“Personally Identifiable Information” means any information other than with respect to an employee or other service provider of a Seller or a Subsidiary of a Seller that alone or in combination with other information held by Sellers or any of their Affiliates can be used to specifically identify an individual Person and any individually identifiable health information.

“PHS Price Reports” has the meaning set forth in Section 9.4(a).

“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 8.2(a).

“Privileged Information” means, with respect to each Party, information regarding such Party or its Subsidiaries, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its Subsidiaries may come into possession of or obtain access to in connection with this Agreement or the Ancillary Agreements.

“Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator or arbitration panel.

“Process Agent” has the meaning set forth in Section 13.10(a).

“Product Transfer” has the meaning set forth in Section 9.13(b).

“Products” means Argatroban, Cleviprex and Kengreal.

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, variances, exemptions, orders and approvals necessary for the manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, marketing or sale of the Products.

“Regulatory Documentation” means (a) all regulatory filings and supporting documents (including copies of all correspondence between any of Sellers and their Controlled Affiliates and the applicable Regulatory Authority), chemistry, manufacturing and controls data and documentation, and preclinical and clinical studies and tests, (b) all regulatory files and foreign equivalents related thereto, current approved packaging and any other existing files and dossiers, including the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority including all applications, annual and safety reports, drug master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including Establishment Inspection Reports (EIR) and any responses to such reports), any correspondence with the Office of Prescription Drug Promotion, periodic safety update reports, complaint files, and annual product quality reviews, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products as required by applicable Laws, including the Regulatory Registrations and (e) all equivalent, comparable or analogous documentation with respect to any other country outside the United States.

“Regulatory Registrations” means the premarket notifications or premarket approvals issued by the FDA, European Union Conformity Marking (CE marks) issued by a European Union Notified Body, and all other technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, franchises, variances, exemptions, orders, approvals, amendments and renewals of the Products (including marketing authorizations and Labeling approvals) issued by the Regulatory Authorities of any country and held or pending (including any applications) as of the Closing Date by Sellers or any of their Controlled Affiliates or third party distributors (under rights of reservation of such Seller) that are required for the manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, marketing or sale of the Products within any country.

“Representatives” means, with respect to any Person, any officers, directors, employees, Controlled Affiliates, attorneys, investment bankers, financial advisors, agents and other representatives of such Person.

“Restricted Business” has the meaning set forth in Section 9.10(a).

“Restricted Party” means (a) Seller Parent and (b) each Person that is a Subsidiary of Seller Parent but only until such time as such Person ceases to be a Subsidiary of Seller Parent, at which time such Person shall cease to be a Restricted Party.

“Restricted Period” has the meaning set forth in Section 9.10(a).

“Restricted Person” has the meaning set forth in Section 9.9(b).

“Retained Business” means the business, Know-How, Intellectual Property, operations and activities of Sellers relating to the Retained Products or not otherwise included in the definition of Acquired Assets.

“Retained Marks” has the meaning set forth in Section 9.8(a).

“Retained Products” means each product of Sellers that is not a Product.

“SEC” means the United States Securities and Exchange Commission.

“Seller” and “Sellers” have the meaning set forth in the preamble hereof.

“Seller 401(k) Plan” has the meaning set forth in Section 7.6.

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph to Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Seller Information” has the meaning set forth in Section 13.3(c).

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller Parent’s Knowledge” means the actual or constructive knowledge of the persons listed in Section 1.1(c) of the Seller Disclosure Letter, after such individual has made (or is deemed to have made) reasonable due inquiry of his or her direct reports or other employees of Sellers with functional responsibility over the Products.

“Selling Party” means Buyer, an Affiliate of Buyer or any licensee, sublicensee or transferee (which, for clarity, excludes Specified Distributors and customers but includes any third party wholesaler or distributor that is not a Specified Distributor) of Buyer.

“Separated Contract” has the meaning set forth in Section 6.5.

“Setoff Amount” has the meaning set forth in Section 12.10.

“Shared Contract” means each Contract identified in Schedule 6.5.

“Specified Buyer Representations” has the meaning set forth in Section 10.2(a).

“Specified Distributor” means any third party appointed by any Selling Party to distribute, market and sell Products in circumstances in which (a) such third party purchases its requirements of Products from any Selling Party in an arms-length transaction and (b) such third party does not engage in any material promotional activity with respect to Products.

“Specified Seller Parent Representations” has the meaning set forth in Section 10.3(a).

“Statement” has the meaning set forth in Section 4.4.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Sublicense Agreement” has the meaning set forth in Section 2.5(c).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote on the matters to be approved by equity holders of such corporation, including the election of directors, managers, or trustees thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation) or (iii) is otherwise contractually entitled to direct and control.

“Target” has the meaning set forth in Section 2.6(a)(iii).

“Tax Benefit” has the meaning set forth in Section 12.6(b).

“Tax Return” means any return (including estimated returns), declaration, filing, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Trademark Assignment Agreement” means one or more trademark assignment agreements to be entered into between Sellers and Buyer (and/or one or more of its designated Subsidiaries) substantially in the form of Exhibit C-2 attached hereto, evidencing the transfer of the Marks to Buyer (and/or one or more of its designated Subsidiaries).

“Transaction Arbitrator” has the meaning set forth in Section 3.3(c).

“Transactions” has the meaning set forth in the recitals hereof.

“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, notarial forms, certificates and other instruments of sale, conveyance, transfer, assignment and/or assumption, as the case may be, between a Seller and Buyer (and/or one or more of its designated Subsidiaries) as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of such Seller in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer (and/or one or more of its designated Subsidiaries), in accordance with the terms hereof, including the Bill(s) of Sale, the Assignment and Assumption Agreement(s), the Novation Agreements and the Intellectual Property Assignment Agreements.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, excise, stamp, conveyance, value added, documentary transfer, recording, registration, filing or other Taxes imposed with respect to the Transactions.

“Transferred Employees” has the meaning set forth in Section 7.1.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(c).

“Transition Lots” means those lots of a Product partially sold prior to the Closing Date and partially sold on or following the Closing Date.

“Transition Services Agreement” means the transition services agreement to be entered into at Closing substantially in the form attached hereto as Exhibit D relating to Seller Parent’s provision of the services specified therein as mutually agreed by the Parties prior to Closing.

“U.S. Allocation Laws” means Section 1060 of the Code, the Treasury regulations promulgated thereunder, and any other applicable Tax Laws that the Parties must satisfy with respect to the allocation of the Purchase Price for U.S. federal income tax purposes.

“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“Unresolved Items” has the meaning set forth in Section 3.3(c).

“WARN” has the meaning set forth in Section 7.7.

“Workers’ Compensation Claim” has the meaning set forth in Section 7.2.

1.2          Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto, and not to any particular provision of this

Agreement. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The words “either” and “or” are not exclusive.  Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others.  “Days” means calendar days unless otherwise specified.  Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement.  All references to a “willful breach” refer to an action or omission that the breaching party takes or omits to take with the intent of breaching this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3          Performance of Obligations by Affiliates. Any obligation of a Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller Parent’s sole and exclusive option, either by Seller Parent directly or by any Affiliate or designee of Seller Parent that Seller Parent causes to satisfy, meet or fulfill such obligation, in whole or in part.  Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller Parent shall,” “Seller Parent agrees to,” “Sellers shall,” “Seller shall,” and any similar variation with respect to any action, also means “Seller Parent shall cause” the particular action to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action, also means “Buyer shall cause” the particular action to be performed, because Seller Parent and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates.  Seller Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, and Buyer guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of Buyer under the terms and conditions of this Agreement, regardless of whether or not any such Person is a party hereto.  In case Seller Parent undertakes any actions, agreements and obligations that should be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement, Seller Parent shall be deemed to be acting on behalf of such Subsidiaries or Affiliates.

ARTICLE II

PURCHASE AND SALE

2.1          Agreement to Purchase and Sell. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 2.6, Sellers shall grant, sell, transfer, convey, assign and deliver to Buyer (and/or one or more of its designated Subsidiaries), and Buyer (and/or one or more of its designated Subsidiaries) shall purchase and accept from Sellers, free and clear of all Liens other than Permitted Liens, all right, title and interest of Sellers, as of the Closing, in and to the following assets, properties, rights and interests, except to the extent specifically identified as Excluded Assets (collectively, the “Acquired Assets”):

(a)           all Products;

(b)           all Inventory;

(c)           (i) the patents, patent registrations and patent applications owned by Sellers and listed on Schedule 2.1(c)(i) (the “Patents”) and all remedies related to infringement thereof and rights to protection of interests related thereto under all applicable Laws, (ii) the patents in-licensed by Sellers and listed on Schedule 2.1(c)(ii) (the “Licensed Patents”), (iii) the internet domain names, trademarks and service marks, and all applications and registrations for the foregoing, owned by Sellers and listed on Schedule 2.1(c)(iii), together with all common and/or civil law rights associated with such trademarks and service marks and the goodwill associated therewith (the “Marks”), (iv) the trademarks and service marks in-licensed by Sellers and listed on Schedule 2.1(c)(iv), together with all common and/or civil law rights associated with such trademarks and service marks and the goodwill associated therewith (the “Licensed Marks”), (v) trade dress, logos, packaging design, and slogans, copyrights in both published and unpublished works, including all compilations, in each case, to the extent primarily related to the Business, and (vi) the Know-How to the extent primarily related to the Business (all of the foregoing in this Section 2.1(c), the “Transferred Intellectual Property”);

(d)           subject to Section 2.5, the Business Contracts, and all rights, benefits and interests thereunder from and after the Closing;

(e)           (i) the Permits (including any applications that are in process) listed on Schedule 2.1(e)(i), and (ii) the Regulatory Registrations (including any applications that are in process) listed on Schedule 2.1(e)(ii), and, with respect to each of (i) and (ii), supported by and including:  (A) the original documents under the possession of Sellers evidencing the Regulatory Registrations issued to and held by Sellers by the Regulatory Authorities (or if the original is not available, copies of the portions thereof related to the Products); (B) all related Regulatory Documentation; provided, however, that if any Regulatory Documentation also covers the manufacturing, marketing or sale of the Retained Products, Sellers may elect to redact those portions of Regulatory Documentation that pertain to such other products, or deliver copies of such materials unredacted but such materials shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Sellers and Buyer shall have no rights with respect to such information; and (C) all of Sellers’ rights of reservation in any such Regulatory Registrations under any agreement pursuant to which any such Regulatory Registrations are held in the name of a third party.  Sellers shall deliver to Buyer the originals or, if applicable, copies of such Regulatory Registrations issued to and held directly by Sellers and their Controlled Affiliates as soon as reasonably possible after the Closing Date (and in any case within thirty (30) days after the Closing Date);

(f)            all Books and Records; provided, however, that if any Books and Records contain any information of Sellers or any of their Affiliates not primarily related to the Business or the employment of the Transferred Employees, Sellers may elect to redact those portions of such Books and Records to the extent pertaining to such other information or, in Sellers’ sole and absolute discretion, Sellers may deliver unredacted copies of such Books and Records containing information not primarily related to the Business or the employment of Transferred Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Sellers and Buyer shall have no rights with respect to such information; and

(g)           all rights, claims and credits of any kind of Seller Parent or any of its Affiliates to the extent related primarily to the Business, any Acquired Asset or any Assumed Liability, including all actions, claims, causes of action, rights of recovery, choses in action, rights of set off or recoupment, guarantees, warranties, indemnities, rights to payment or to enforce payment and similar rights in favor of Seller Parent and its Affiliates, in each case to the extent related primarily to the Business, any Acquired Asset or any Assumed Liability and (i) arising following the Closing or (ii) with respect to Products sold after the Closing.

2.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall not grant, sell, transfer, convey, assign or deliver, and Buyer shall not, nor shall Buyer have any right to, purchase, accept or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Sellers or any of Sellers’ Affiliates, which are expressly excluded from the Acquired Assets and are not to be acquired by Buyer pursuant to this Agreement (the “Excluded Assets”):

(a)           any assets, properties, rights or interests not specifically identified in the definition set forth in Sections 2.1(a) through 2.1(g);

(b)           the Retained Business, including the Retained Products;

(c)           rights of Sellers arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;

(d)           all Tax refunds, credits, offsets, recoveries and similar benefits related to the Business for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods;

(e)           any wholesale supply agreement for pharmaceutical products;

(f)            cash, cash equivalents, bank deposits and marketable securities on hand and in transit of Sellers, as well as all Accounts Receivable;

(g)           the corporate books and records of Seller Parent and its Subsidiaries, or any other books and records protected by the attorney work product, attorney-client or other legal privilege;

(h)           all rights, claims and credits of any kind, including all actions, claims, causes of action, rights of recovery, choses in action, rights of set off or recoupment, guarantees,

warranties, indemnities, rights to payment or to enforce payment and similar rights in favor of Seller Parent and its Affiliates arising before, at or after the Closing and relating to the items set forth in this Section 2.2 or to any Excluded Liabilities;

(i)            all current and prior insurance policies, and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and

(j)            any Business Benefit Plan and any assets thereunder.

2.3          Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer (and/or one or more of its designated Subsidiaries) shall assume and agree to satisfy and discharge the following Liabilities, except to the extent such Liabilities constitute Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Liabilities arising out of or relating to any Acquired Asset or the operation of the Business incurred or accrued after the Closing, including all Liabilities arising out of or relating to the design, manufacture, testing, marketing, Labeling, distribution, use or sale of any Products on or after the Closing;

(b)           all Liabilities to suppliers for materials and services related solely to the Business ordered prior to the Closing, but scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders received for Products that have not yet been shipped at the Closing;

(c)           subject to Section 2.5, all Liabilities under any Business Contracts, IP Contracts or any other Contracts that are assigned to Buyer hereunder at or subsequent to the Closing, including volume rebate obligations (but excluding, for the avoidance of doubt, any Liabilities that relate to any breach, default or violation thereunder by Seller Parent or any Affiliate of Seller Parent prior to the Closing);

(d)           all Liabilities with respect to returns of Products sold after the Closing, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any such returned Product;

(e)           all Liabilities with respect to the employment by Buyer or a Subsidiary of Buyer of the Transferred Employees following the Closing;

(f)            all Liabilities under any Permits or Regulatory Registrations included in the Acquired Assets arising out of or relating to the period beginning at the Closing;

(g)           all Liabilities to make royalty, milestone or deferred payments or any other contingent payments to third parties in connection with the Products sold on or after the Closing Date;

(h)           all Liabilities involving any product recalls, adverse events or similar events related to the Business with respect to Products sold on or after the Closing Date;

(i)            all Liabilities for (i) Transfer Taxes of Buyer as described in Section 8.1 and (ii) Taxes (other than Transfer Taxes) attributable to the Acquired Assets or the operations or the income of the Business for any Post-Closing Tax Period; and

(j)            the Liabilities with respect to the period following the Closing with respect to the clinical studies identified on Schedule 2.3(j).

2.4          Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of the Business or of Sellers other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the following shall constitute the Excluded Liabilities notwithstanding any other provision of this Agreement:

(a)           all Liabilities relating to the conduct of the Business prior to the Closing, except as specifically provided in Section 2.3(b);

(b)           all Liabilities to make royalty, milestone or deferred payments or any other contingent payments to third parties in connection with or arising from the Products sold prior to the Closing Date or otherwise arising out of or relating to the conduct of the Business prior to the Closing;

(c)           all Liabilities involving any product recalls, adverse events or similar events related to the Business with respect to Products sold prior to the Closing Date;

(d)           all Liabilities for (i) Transfer Taxes of Seller Parent as described in Section 8.1 and (ii) Taxes (other than Transfer Taxes) attributable to the Acquired Assets or the operations or the income of the Business for any Pre-Closing Tax Period;

(e)           all Liabilities with respect to returns of Products sold prior to the Closing, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any such returned Product;

(f)            all Liabilities of Sellers arising under this Agreement and the Ancillary Agreements or from the consummation of the Transactions;

(g)           all Liabilities arising out of or relating to the Retained Business;

(h)           except as provided in Section 2.3(j), all Liabilities arising under any agreements, other than any Business Contracts, to conduct clinical studies;

(i)            all Liabilities under any Business Contracts, including IP Contracts, to the extent such Liabilities arise out of or relate to a breach or default thereunder by any Seller prior to the Closing;

(j)            all Liabilities related to any current or former employees or applicants of any Seller (including any severance or other amounts payable to such employees in connection with the consummation of the Transactions), except for Liabilities arising following the Closing in connection with Buyer’s employment of Transferred Employees; and

(k)           all Liabilities related to any Business Benefit Plan.

2.5          Procedures for Assignments.  (a)  Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset if an assignment or transfer thereof, without the Consent of a Person, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. If the Parties are not successful in obtaining any Consent at or prior to the Closing, then the Parties agree that on and after the Closing, Sellers will use reasonable best efforts to obtain such Consent; provided, however, that, except to the extent required by any applicable Business Contract, in no event shall any Seller be required to pay any monies to the counterparty (other than administrative costs and reasonable legal fees) to obtain such Consent prior to or after the Closing that are not reimbursed by Buyer (with any such reimbursement being subject to Buyer’s prior written approval).  Subject to compliance with the immediately preceding sentence, the fact of a failure to obtain any such Consent shall not result in a breach of this Agreement in any manner.

(b)           If the Parties are not successful in transferring or assigning any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom at the Closing in accordance with Section 2.5(a), and the Closing proceeds without such transfer or assignment, then following the Closing and pending the receipt of such Consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Buyer with the benefits of any such Acquired Assets and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Acquired Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer.  Once the applicable Consent for the assignment or transfer of any such asset not assigned or transferred at the Closing is obtained, Sellers shall assign and transfer such asset to Buyer at no additional cost.  To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer following the Closing pursuant to this Section 2.5, then Buyer and Seller Parent shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent (provided that, with respect to any such asset that is a Contract, such obligation shall continue for only so long as the applicable Contract is in effect).  Seller Parent shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with the use of any asset in connection with the arrangements under this Section 2.5.  To the extent that Buyer is provided the benefits of any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Sellers or otherwise) as if the appropriate Consent had been obtained, Buyer shall arrange to discharge and perform the Liabilities of Sellers thereunder or in connection therewith, as applicable, to the same extent as if the appropriate Consent had been obtained.

(c)           In furtherance of and not in contravention of the foregoing, each of Seller Parent and Buyer shall use commercially reasonable efforts to cause the AZ License Agreements to be novated to Buyer (or one of its designated Subsidiaries) pursuant to a novation agreement with respect to the Cleviprex License Agreement substantially in the form of Exhibit F-1 and the

Kengreal License Agreement substantially in the form of Exhibit F-2 (each a “Novation Agreement”), at or as soon as practicable following the Closing, such that each such AZ License Agreement is extinguished and replaced with a new license agreement between AstraZeneca AB and Buyer (or one of its designated Subsidiaries) with the same rights and obligations as the initial AZ License Agreement.  If no such novation or assignment of an AZ License Agreement has become effective at the Closing for any reason, then at the Closing, Seller Parent and Buyer shall enter into a sublicense agreement with respect to the Cleviprex License Agreement, if not novated to Buyer, substantially in the form of Exhibit E-1 and the Kengreal License Agreement, if not novated to Buyer, substantially in the form of Exhibit E-2 (each a “Sublicense Agreement”), it being understood and agreed that to the extent that any of Seller Parent’s rights under an AZ License Agreement cannot be sublicensed to Buyer in accordance with the terms of such AZ License Agreement, then, to the extent permissible under such AZ License Agreement, Seller Parent shall provide Buyer with the economic and operational equivalent of such rights for the duration of the effectiveness of the related Sublicense Agreement.

(d)           Notwithstanding the foregoing, neither Party nor any of its respective Affiliates shall have any obligation to (i) pay sums of money (other than administrative costs and reasonable legal fees) that are not reimbursed by the other Party (with any such reimbursement being subject to the other Party’s prior written approval) or provide any guarantee or other consideration, or agree to any undertaking, in connection with obtaining the Consents or approvals referred to in this Section 2.5 or otherwise agree to any action that would adversely affect any Party or its Affiliates, or any Party’s or its Affiliates’ businesses or operations, or any right or obligation of such Party or any of its Affiliates under any Contract related to such Consents; (ii) waive or discharge any liabilities or obligations owing to either Party or its Affiliates by any counterparty under any such Contract; (iii) waive any rights of any Party or its Affiliates under any such Contracts; or (iv) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any such Contract.

2.6          Purchase Price.  (a)  In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer (and/or one or more of its designated Subsidiaries) shall assume the Assumed Liabilities as provided in Section 2.3, and shall pay to Seller Parent the following amounts (collectively, as adjusted pursuant to Section 3.3, the “Purchase Price”):

(i)            Buyer shall pay to Seller Parent, at the Closing, an amount equal to Two Hundred Sixty Million Dollars ($260,000,000), plus an amount equal to the Estimated Closing Inventory Value (the “Closing Payment”).

(ii)           Not less than three (3) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer a statement setting forth Seller Parent’s good faith estimate of the Closing Inventory Value (the “Estimated Closing Inventory Value”) and shall include a statement listing detail by SKU of the Inventory, including the quantity, expiry dating and original cost to Sellers of each item in Inventory.  All such amounts shall be calculated in accordance with GAAP applied in a manner consistent with the Accounting Principles.

(iii)          Subject to setoff as described in Section 12.10, the following payments (each such payment, a “Milestone Payment,” and collectively the “Milestone Payments”) shall be payable as a lump sum by Buyer within ninety (90) days following the end of the first calendar year during the indicated eligible milestone period (each, an “Eligible Milestone Period”) in which post-Closing Net Sales of the applicable Product reach the applicable target (each applicable target, a “Target”) during a particular calendar year:

	Target Net Sales of Kengreal (US $):	Eligible Milestone Period (Calendar Years):	Milestone Payment (US $):
(1)	$[**]	[**]	$[**]
(2)	$[**]	[**]	$[**]
(3)	$[**]	[**]	$[**]
(4)	$[**]	[**]	$[**]

	Target Net Sales of Cleviprex (US $):	Eligible Milestone Period (Calendar Years):	Milestone Payment (US $):
(5)	$[**]	[**]	$[**]
(6)	$[**]	[**]	$[**]
(7)	$[**]	[**]	$[**]

With respect to each of Kengreal and Cleviprex, in no event shall more than one Milestone Payment be earned with respect to the same calendar year, and Seller Parent shall be entitled to the highest Milestone Payment earned for the applicable Product with respect to a calendar year that has not been previously earned with respect to a preceding calendar year; provided, however, that in the event that more than one Target for a Product is reached in respect of the same calendar year, the Milestone Payment(s) not paid in respect of such calendar year in accordance with the foregoing shall become payable in a subsequent calendar year during the applicable Eligible Milestone Period if the Target correlated to such unpaid Milestone Payment is achieved in such subsequent year, subject to the achievement of any greater Target in such subsequent calendar year and the associated payment of a greater Milestone Payment in accordance with this sentence, in which case such unpaid Milestone Payment shall continue to be determined in accordance with this sentence; provided, further, that in the event that a Milestone Payment is not paid by application of this sentence in the last year of the Eligible Milestone Period correlated to such Milestone Payment (the “Last Calendar Year”), the Milestone Payment not so paid in respect of the Last Calendar Year shall have its Eligible Milestone Period extended by one year, it being understood and agreed that (A) if the Last Calendar Year is the last year of the Eligible Milestone Period for more than one unpaid Milestone Payment, only the highest unpaid Milestone Payment shall have its Eligible Milestone Period extended and (B) the Target correlated to such Milestone Payment in a year beyond such Milestone Payment’s original Eligible Milestone Period shall be increased to equal the amount of Net Sales in the Last Calendar Year.  Notwithstanding anything to the contrary contained herein: (x) in no event shall the aggregate amount of the Milestone Payments related to Kengreal and Cleviprex exceed $[**] and $[**], respectively; (y) in no event shall a Milestone Payment be paid more than once with respect to a particular Target; and (z) in no event shall the Target correlated to a Milestone Payment in a year beyond such Milestone Payment’s original Eligible Milestone Period be less than the highest amount of Net Sales earned in any calendar year beginning with the final calendar year of such Milestone Payment’s original Eligible Milestone Period and ending with the final calendar year of such Target’s Eligible Milestone Period (as extended).  Seller Parent acknowledges that the right to receive Milestone Payments is not a security, shall not be represented by a certificate or other instrument and shall not represent a security or ownership interest in Buyer, its Affiliates or any of their respective assets.

(b)           The Closing Payment and any Milestone Payments shall be paid by Buyer (and/or one or more of its designated Subsidiaries) to Seller Parent, in cash, by wire transfer of immediately available funds to an account designated by Seller Parent in writing.

(c)           The right to receive the Milestone Payments or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, may be sold, assigned or otherwise transferred (including any transfer by operation of Law) by Seller Parent to any Person, subject to the conditions set forth below.  Seller Parent will provide written notice to Buyer within ten (10) days of any such sale, assignment or other transfer, and which written notice will include the name, contact, address and telephone number of any such purchaser, assignee or transferee, and written authorization to direct the payment of the Milestone Payments (or portion thereof) to such purchaser, assignee or transferee rather than Seller Parent.  For the avoidance of doubt, any such sale, assignment or transfer of the right to receive the Milestone Payments shall not include any transfer of the inspection rights set forth in Section 9.14(b)-(d).

2.7          Purchase Price Allocation.  (a)  Within five (5) days of the execution of this Agreement, Buyer will deliver to Seller Parent a draft allocation schedule (the “Allocation Schedule”) allocating the Purchase Price and Assumed Liabilities (plus other relevant items) among the Acquired Assets, such Allocation Schedule to be prepared in a manner consistent with the allocation principles set forth on Schedule 2.7(a) and applicable U.S. Allocation Laws and Tax Laws in Italy (“Italian Allocation Laws”).  Unless Seller Parent notifies Buyer within twenty five (25) days after the receipt of the draft Allocation Schedule of any comments to the draft Allocation Schedule, Seller Parent shall be deemed to have agreed to the draft Allocation Schedule as provided by Buyer and such draft Allocation Schedule shall be deemed the final Allocation Schedule and shall be binding on the Parties. If Seller Parent disputes any portion of the draft Allocation Schedule in accordance with the preceding sentence, the Parties shall attempt to resolve any disagreement in good faith within five (5) days.  If the Parties fail to reach agreement as to an alternative Allocation Schedule within the five (5) days following such notice, such draft Allocation Schedule shall not become the final Allocation Schedule and shall not be binding on the Parties, and Seller Parent shall file all relevant Tax Returns and statements, forms and schedules in accordance with U.S. Allocation Laws and Buyer shall file all relevant Tax Returns and statements, forms and schedules in accordance with Italian Allocation Laws.

(b)           In the event that any subsequent adjustment to the Purchase Price occurs, whether (i) as a result of indemnity payments or Milestone Payments made pursuant to this Agreement or any adjustment to the amount of Assumed Liabilities or (ii) for any other reason with respect to this Agreement as required by U.S. Allocation Laws or Italian Allocation Laws, Buyer and Seller Parent shall use diligent efforts to agree upon appropriate adjustments to the final Allocation Schedule, if any, in a manner that is consistent with all U.S. Allocation Laws and Italian Allocation Laws.  To the extent that the Parties agree upon any such adjustments with respect to the final Allocation Schedule, such final Allocation Schedule shall be deemed to incorporate such adjustments for purposes of Section 2.7(c).

(c)           If a final Allocation Schedule exists, Buyer and Seller Parent each shall report all Taxes and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the final Allocation Schedule and shall take no Tax position inconsistent therewith (including in any audits or examinations by any Taxing Authority).

ARTICLE III

CLOSING

3.1          Closing. The closing of the Transactions (the “Closing”) shall take place in accordance with and pursuant to the terms and conditions of this Agreement at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, 200 Liberty Street, New York, New York 10281 no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Article X (other than conditions with respect to actions to be taken at the Closing itself) or at such other time, date or place as Seller Parent and Buyer may mutually agree in writing (the “Closing Date”).

3.2          Transactions at Closing.  At the Closing, subject to the terms and conditions hereof:

(a)           Sellers’ Actions and Deliveries.  In accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Seller Parent shall:

(i)            execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date) the Ancillary Agreements that call for a Seller’s signature;

(ii)           deliver to Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying each applicable Seller’s non-foreign status for U.S. federal income Tax purposes; and

(iii)          execute and deliver, or cause to be executed and delivered, to Buyer such other documents as Buyer may reasonably request and are reasonably necessary to consummate the Transactions.

(b)           Buyer’s Actions and Deliveries.  In consideration for the transfer of the Acquired Assets, and in accordance with and pursuant to the terms and conditions of this Agreement, at the Closing, Buyer (and/or one or more of its designated Subsidiaries) shall:

(i)            pay, or cause to be paid, the Closing Payment to Seller Parent by wire transfer of immediately available funds in accordance with written instructions provided by Seller Parent at least three (3) Business Days prior to the Closing Date;

(ii)           execute and deliver, or cause to be executed and delivered, to Seller Parent (and/or to such Affiliates of Seller Parent as instructed by Seller Parent in writing to Buyer prior to the Closing Date) the Ancillary Agreements that call for Buyer’s signature; and

(iii)          execute and deliver, or cause to be executed and delivered, to Seller Parent such other documents as Seller Parent may reasonably request and are reasonably necessary to consummate the Transactions.

3.3          Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing as follows:

(a)           Within sixty (60) days after the Closing Date, Seller Parent shall prepare and deliver to Buyer a statement (the “Closing Statement”) calculating the Closing Inventory Value, which shall be calculated in accordance with GAAP applied in a manner consistent with the Accounting Principles.  The Closing Statement shall include a statement listing detail by SKU of the Inventory, including the quantity, expiry dating and original cost to Sellers of each item in Inventory.  The Closing Inventory Value shall be based on a physical count of the Inventory conducted within ten (10) Business Days of the Closing.  Buyer shall be allowed to be present at and observe such physical count.

(b)           If Buyer disputes the Closing Inventory Value as shown on the Closing Statement prepared by Seller Parent, Buyer shall deliver to Seller Parent within sixty (60) days after receipt of the Closing Statement a notice setting forth Buyer’s calculation of the Closing Inventory Value (which shall be calculated in accordance with Section 3.3(a)) and describing in detail the basis for the determination of such different Closing Inventory Value (the “Dispute Notice”, and each item in dispute, a “Disputed Item”). Buyer and Seller Parent shall use reasonable efforts to resolve the Disputed Items for a period of thirty (30) days after Buyer has given the Dispute Notice.

(c)           If Buyer and Seller Parent have not resolved all of the Disputed Items (any such unresolved items, the “Unresolved Items”) within thirty (30) days after Buyer has given the Dispute Notice, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, then, within fifteen (15) days after the expiration of such period, Buyer and Seller Parent shall submit the Unresolved Items to a jointly appointed independent and impartial certified public accountant who is a partner at a neutral nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties and any of their respective Affiliates (the

“Transaction Arbitrator”) for final and binding arbitration.  If the Parties are unable to timely appoint a Transaction Arbitrator within fifteen (15) days of the expiration of the thirty (30) day resolution period described above, either Buyer or Seller Parent may request that the American Arbitration Association appoint the Transaction Arbitrator.  Buyer and Seller Parent, in respect of Sellers, shall each bear the respective fees and costs incurred by the Parties in connection with the matters set forth in this Section 3.3(c), except that the fees and disbursements of the Transaction Arbitrator shall be paid by Buyer or Seller Parent in proportion to those matters submitted to the Transaction Arbitrator that are resolved against Buyer or Seller Parent, as applicable, as such fees and disbursements are allocated by the Transaction Arbitrator pursuant to the foregoing.

(d)           The Transaction Arbitrator shall review and determine the Unresolved Items, and only the Unresolved Items, in a manner consistent with this Section 3.3(d) and the Accounting Principles.  The review and determination shall be based solely on the grounds presented by Buyer and Seller Parent.  In no event shall the Transaction Arbitrator’s determination of an Unresolved Item be for an amount outside the ranges proposed by Seller Parent and Buyer in the Closing Statement and the Dispute Notice, respectively.

(e)           Within ten (10) days after the appointment of the Transaction Arbitrator, Buyer and Seller Parent shall provide to the Transaction Arbitrator a copy of the Closing Statement, and shall each provide a written report that states for each Unresolved Item the dollar amount in dispute, a narrative description of how the dollar amount was calculated or derived by such Party, if applicable, and an explanation of the rationale for such Party’s position.  Buyer and Seller Parent shall reasonably cooperate with the Transaction Arbitrator and shall provide, upon the request of the Transaction Arbitrator, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Transaction Arbitrator employees of Buyer, on the one hand, and Seller Parent, on the other hand, in each case that have been involved in the preparation or review of the Closing Statement; provided, however, that the independent accountants of Seller Parent or Buyer shall not be obligated to make any working papers available to the Transaction Arbitrator unless and until the Transaction Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  Neither Buyer, on the one hand, nor Seller Parent, on the other hand, shall disclose to the Transaction Arbitrator, and the Transaction Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by Buyer, on the one hand, or Seller Parent, on the other hand, with respect to any objection under this Section 3.3, unless otherwise agreed in writing by Buyer and Seller Parent.

(f)            The place of arbitration shall be New York, New York.

(g)           Buyer and Seller Parent shall use their reasonable best efforts to cause the Transaction Arbitrator to issue its final written award regarding the Unresolved Items within thirty (30) days after such items are submitted for review, and otherwise as soon as practicable.  The award shall include a reasonably detailed explanation of the changes, if any, required to be made to the Closing Statement.  The award shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1.  The award shall be final and binding upon the Parties and may be enforced in any court having jurisdiction; provided, however, that within seven (7) days after transmittal by the

Transaction Arbitrator of the award, either Party may request in writing with a copy to the other Party, that the Transaction Arbitrator correct any clerical, typographical or computational errors in the award.  The other Party shall have seven (7) days to respond and the Transaction Arbitrator shall dispose of the request within five (5) days after such seven (7) day period, after which the Closing Statement shall be revised.

(h)           Each Party shall provide promptly to the other Party all non-privileged information and reasonable access to employees as such other Party shall reasonably request in connection with review of the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Closing Statement; provided, however, that the independent accountants of the non-requesting Party shall not be obligated to make any working papers available to the requesting Party unless and until such requesting Party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(i)            The Parties agree that the procedure set forth in this Section 3.3 for resolving disputes with respect to the Closing Inventory Value shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Transaction Arbitrator.

(j)            If Buyer and Seller Parent resolve the Disputed Items during the thirty (30) day period referred to in Section 3.3(b) (as such period may be extended as described in the first sentence of Section 3.3(c)), the Closing Inventory Value agreed to by the Parties shall be deemed to be the “Final Closing Inventory Value” and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement.”  If Buyer and Seller Parent do not so resolve the Disputed Items and the Unresolved Items are submitted to the Transaction Arbitrator, the Closing Inventory Value determined by the Transaction Arbitrator pursuant to the terms of this Section 3.3 shall be deemed to be the “Final Closing Inventory Value” and the Closing Statement so determined by the Transaction Arbitrator shall be deemed to be the “Final Closing Statement.”  If Buyer does not timely deliver a Dispute Notice to Seller Parent, then the Closing Inventory Value proposed by Seller Parent in its Closing Statement shall be deemed to be the “Final Closing Inventory Value” and the Closing Statement proposed by Seller Parent shall be deemed to be the “Final Closing Statement” and each shall be conclusive and binding on the Parties, absent fraud or manifest error.

(k)           If the Final Closing Inventory Value is less than the Estimated Closing Inventory Value, then (i) Seller Parent shall pay to Buyer an amount equal to the difference between the Estimated Closing Inventory Value and the Final Closing Inventory Value and (ii) the Purchase Price shall be reduced by the amount of such difference.  If the Final Closing Inventory Value is greater than the Estimated Closing Inventory Value, then (A) Buyer shall pay to Seller Parent an amount equal to the difference between the Final Closing Inventory Value and the Estimated Closing Inventory Value and (B) the Purchase Price shall be increased by the amount of such difference.  If the Final Closing Inventory Value is equal to the Estimated Closing Inventory Value, then (A) no payment shall be required pursuant to this Section 3.3(k) and (B) the Purchase Price shall not be adjusted pursuant to this Section 3.3.  Any payment pursuant to this Section 3.3(k) shall be made in cash by wire transfer of immediately available funds into an account designated by Buyer or Seller Parent, as the case may be, within five (5) Business Days after the date on which the Final Closing Inventory Value is finally determined pursuant to this Section 3.3.

(l)            Notwithstanding anything to the contrary contained herein, this Section 3.3 shall not limit or prevent in any way Buyer from making an otherwise available claim pursuant to Article XII with respect to any breach of any representation, warranty or covenant of Seller Parent contained herein or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as disclosed in the applicable section of the disclosure letter delivered by Seller Parent to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Seller Parent represents and warrants as of the date of this Agreement and as of the Closing Date (except those representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date are made solely as of such date) to Buyer as set forth below.

4.1          Qualification, Organization, etc. Each Seller is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2          Authority; Binding Effect.  (a)  Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller Parent of this Agreement and each such Ancillary Agreement, the performance by Seller Parent of its obligations hereunder and thereunder and the consummation by Seller Parent of the Transactions, have been duly authorized by all requisite corporate action.

(b)           Each other Seller has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it will be a party and to perform its obligations thereunder.  The execution and delivery by each other Seller of each Ancillary Agreement to which it will be a party, the performance by it of its obligations hereunder and thereunder and the consummation by each other Seller of the Transactions, have been, or will have been at the Closing, duly authorized by all requisite corporate action.

(c)                                  This Agreement has been duly and validly executed and delivered by Seller Parent and constitutes a valid and binding obligation of Seller Parent, and each Ancillary Agreement will be, prior to the Closing, duly and validly executed and delivered by each Seller that will be a party thereto and will, after the Closing, constitute a valid and binding obligation of each such Seller, in each case enforceable against Seller Parent or the applicable other Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

4.3                               No Conflicts; Consents.  (a)  The execution, delivery and performance of this Agreement by Seller Parent and the consummation of the Transactions do not and will not:  (i) violate any provision of Seller Parent’s Organizational Documents or the Organizational Documents of any of the other Sellers; (ii) subject to making or obtaining the Consents referred to in Section 4.3 of the Seller Disclosure Letter, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Sellers under, or to a loss of any benefit of the Business to which any Seller is entitled under any Material Contract; or (iii) subject to making or obtaining the Consents referred to in Section 4.13, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance of the Sublicense Agreements by Seller Parent do not and will not conflict with, or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any right or obligation of Seller Parent or any of its Affiliates under, the provisions of the AZ License Agreements.

4.4                               Financial Information.  Seller Parent has provided to Buyer a statement of revenues and direct expenses, in each case attributable to the Products, for the year ended December 31, 2015 (the “Statement”).  The Statement (a) has been prepared from the books and records of Seller Parent and reflects only actual transactions, and (b) fairly presents, in all material respects, the revenues and direct expenses, in each case attributable to the Products, for the period indicated.  Notwithstanding the foregoing, the Statement: (i) is not intended to be a complete presentation of the results of operations of the Business, (ii) does not reflect allocations of corporate expenses, rights to receive corporate services or allocations of non-cash charges or expenses or otherwise reflect indirect expenses, (iii) does not necessarily represent the results of operations of the Business as if it had been operated on a stand-alone basis as of any date or for any period presented, and (iv) is not necessarily indicative of the future financial performance of the Business.

4.5                               Title to Assets. Sellers collectively own, have a valid leasehold interest in or have a valid license to use all of the Acquired Assets. Subject to Section 2.5, Buyer will become at the Closing the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

4.6                               Environmental Matters and Regulations.  (a) Sellers and their respective Subsidiaries, in respect of the Business and Acquired Assets, are now and have been since January 1, 2013 in compliance in all material respects with all, and have not violated any, applicable Environmental Laws; (b) Sellers have all of the Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing; (c) since January 1, 2013, neither Seller Parent nor any of its Subsidiaries has received any written notice, demand letter, claim, Proceeding or request for information alleging that Seller Parent or any of its Subsidiaries, in respect of the Business and the Acquired Assets, may be in material violation of or subject to material Liability under any Environmental Law; and (d) Sellers and their respective Subsidiaries, with respect to the Business and the Acquired Assets, are not subject to any order, decree, injunction or agreement with any Governmental Authority imposing material Liability or material obligations relating to any Environmental Law or any Hazardous Materials.

4.7                               Employee Benefits.  (a)  Section 4.7(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material Business Benefit Plan.  For purposes of this Agreement, “Business Benefit Plan” means a Benefit Plan that covers any Business Employee and which a Seller or any Subsidiary or ERISA Affiliate of a Seller is a party to or sponsors, maintains or contributes to, or has any direct or indirect liability for with respect to a Business Employee.  Seller Parent has made available to Buyer true and complete copies of each material Business Benefit Plan and, with respect to each Business Benefit Plan, if applicable, (i) the current summary plan description and any master or prototype plan document and material modifications thereto, (ii) the Form 5500 filed in the most recent plan year, (iii) the most recent determination or opinion letter from the IRS, (iv) the most recent trust agreements or other funding arrangements, (v) the most recently prepared actuarial reports and financial statements and (vi) current administrative, insurance and other service contracts and amendments thereto with third party services providers.

(b)                                 The Seller 401(k) Plan and each other Business Benefit Plan with respect to any Business Employee is, and since January 1, 2013 has been, established, operated and administered in compliance in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. There are no pending or, to Seller Parent’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a current or former participant or by a Governmental Authority on behalf of or against any Seller 401(k) Plan or any other Business Benefit Plan or any trust or plan assets related thereto with respect to any Business Employee.

(c)                                  Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to Seller Parent’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Business Benefit Plan.

(d)                                 None of Sellers nor any ERISA Affiliate of Sellers (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV or Section 302 of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA), in each case with respect to any Business Employee.  For purposes of this Agreement, “ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with any other Person as a “single employer” within the meaning of Section 414 of the Code.

(e)                                  None of Sellers nor their Subsidiaries has any current or projected Liability for, and no Business Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits to any Business Employee, except coverage mandated by applicable Law.

(f)                                   Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee, (ii) entitle any Business Employee to any payment or benefit or (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Business Benefit Plan with respect to any Business Employee.

4.8                               Labor Matters.  (a)   Section 4.8 of the Seller Disclosure Letter contains, as of the date hereof, a complete and correct list of each employee of the Business (each, a “Business Employee”), including the following information for each Business Employee:  name, date of hire, position, full/part-time status, exempt/non-exempt status, leave status (if applicable), rate of compensation, and union/non-union status and whether any Seller has any individual employment agreement with such Business Employee.

(b)                                 None of Sellers nor their Subsidiaries is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union or any other similar organization, no labor union or similar organization currently represents any Business Employees with respect to their employment with Sellers or the Subsidiaries of Sellers, and to Seller Parent’s Knowledge, no labor union or similar organization, or any Business Employees have taken any action with respect to organizing any Business Employees.  None of Sellers nor their Subsidiaries with respect to any Business Employees has experienced since January 1, 2013, any strikes, work stoppages, slowdowns, picketing, refusal to cross picket lines, grievances, claims of unfair labor practices or other collective bargaining or works council disputes, and none is pending or threatened.

(c)                                  Each Seller and its Subsidiaries (i) is, and since January 1, 2013 has been, in compliance in all material respects with all applicable Laws regarding labor and employment and labor and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, immigration and authorization to work in the U.S., occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices or any other Proceedings pending or, to Seller Parent’s Knowledge, threatened against it by any current or former employee or applicant of the Business, third party or by or before any Governmental Authority, in the case of clauses (i) and (ii) with respect to any Business Employee.

(d)                                 There are no Business Employees who are foreign nationals with work authorization that cannot be transferred to Buyer or one of its Subsidiaries.

(e)                                  Neither the execution and delivery of this Agreement nor the Transactions will require the consent of, or advance notification to, any works councils, unions or similar labor organizations.

4.9                               Absence of Certain Changes or Events.  (a)  Since December 31, 2015, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Since December 31, 2015 through the date of this Agreement, other than with respect to the Transactions and the exploration of strategic alternatives for the Business, the Business has been conducted in all material respects in the Ordinary Course of Business.

(c)                                  Since December 31, 2015, no Seller has sold or transferred any portion of its assets or property that would be material to the Business as a whole, except for sales of Inventory and transfers of cash in payment of trade payables, all in the Ordinary Course of Business.

(d)                                 Since December 31, 2015, each Seller has shipped and sold the Products in quantities and at prices consistent in all material respects with its past practices therefor and in the Ordinary Course of Business.

(e)                                  Since December 31, 2015, no Seller has taken or agreed to take any action that, if taken during the period from the date of this Agreement until the Closing or earlier termination of this Agreement, would be prohibited by Section 6.1(b)(v) or (viii).

4.10                        Business Contracts.  (a)  Section 4.10(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Business Contract and each other Contract exclusively or primarily related to the Business that:

(i)                                     is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  contains any non-compete or exclusivity provisions with respect to the Business, or upon consummation of the Transactions, Buyer or its Subsidiaries, in each case, which materially restricts the conduct of the Business or use of the Acquired Assets in the aggregate;

(iii)                               relates to a partnership, joint venture or similar arrangement, unless, in each case, immaterial to the Business;

(iv)                              is a Contract for sale of goods or services that involved the payment of more than $500,000 in 2015 or which Seller Parent reasonably anticipates will involve the payment of more than $500,000 in 2016 under such Contract;

(v)                                 is a Contract for (A) the purchase of services, materials, supplies or equipment or (B) any royalty, profit sharing or contingent payment right, which, in each case, involved the payment of more than $500,000 in 2015 or Seller Parent reasonably anticipates will involve the payment of more than $500,000 in 2016 and has a remaining term in excess of twelve (12) months, excluding, in each case such Contracts that are terminable on less than sixty (60) days’ notice by Seller Parent or its Affiliates without penalty or other material impact;

(vi)                              is a lease of any machinery, equipment, vehicle or other tangible personal property (other than in respect of office equipment) which, in each case, require future annual payments in excess of $500,000;

(vii)                           is a Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

(viii)                        relates to the marketing or sale of any Product pursuant to which Seller Parent has paid or received more than $500,000 in the year ended December 31, 2015 or would reasonably be expected to be paid or receive more than such amount in the year ending December 31, 2016;

(ix)                              relates to the manufacture, licensing or distribution of any Product;

(x)                                 evidences Indebtedness for borrowed money or any guaranty thereof;

(xi)                              is a Contract with an independent contractor or consultant who provides services that are material to the Business that is not cancellable without penalty or without more than thirty (30) days’ notice;

(xii)                           is a Contract for the sale of any Acquired Assets, in each case, involving payments in excess of $500,000, other than (A) agreements in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations and (B) purchases and sales of Inventory in the Ordinary Course of Business;

(xiii)                        is a Contract that is material to the Business in which Seller Parent or any Affiliate of Seller Parent has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any Products;

(xiv)                       is a Contract in which Seller Parent or any Affiliate of Seller Parent has agreed to purchase a minimum quantity of goods or services, or pay a minimum amount, in each case where the amount due under such Contract is in excess of $500,000 during a twelve (12) month period or in which Seller Parent or any Affiliate of Seller Parent has agreed to purchase goods or services exclusively from a specified Person (or group of Persons);

(xv)                          relates to the conduct of clinical trials of any Product, including any such Contract with investigators, contract research organizations, clinical trial sites and clinical trial support services;

(xvi)                       is a Contract in which Seller Parent or any Affiliate of Seller Parent has granted manufacturing, release and stability testing, packaging, marketing or distribution rights relating to any Product; or

(xvii)                    is a Contract providing for any royalty, milestone, contingent or deferred payments or obligations of any kind with respect to any Products by a Seller or any Affiliate of a Seller.

(b)                                 Each Contract of the type described above in Section 4.10(a)(i) - (xvii) or described below in Section 4.15(j) is referred to herein as a “Material Contract.”  Except as set forth in Section 4.10(b) of the Seller Disclosure Letter:

(i)                                     each Material Contract is in full force and effect and is valid and binding on the applicable Seller, to the extent it is a party thereto, and, to Seller Parent’s Knowledge, each other party thereto, as applicable;

(ii)                                  no Seller or any Affiliate of a Seller is in, or, to Seller Parent’s Knowledge, is alleged to be in, material breach or default under any of the Material Contracts, and to Seller Parent’s Knowledge, no other party to any of the Material Contracts has materially breached or defaulted thereunder; and

(iii)                               since January 1, 2013, no Seller or any Affiliate of a Seller has received any written notice or other communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

(c)                                  As of the date of this Agreement, no Seller has received written notice from any third party, and to the Knowledge of Seller Parent, no Seller has received any other notice from any third party, that would reasonably cause Seller Parent to believe that any of the customers, suppliers, distributors, licensors or other business partners of the Business would be reasonably likely to terminate (or refuse to renew) any Material Contract or materially reduce its relationship with the Business, object to the transfer of the rights under such Material Contract to a purchaser of the Business (including Buyer) (whether through novation, sublicense, assignment or otherwise), or institute a Proceeding against any Seller or any assignee or sublicensee of any Seller in connection with the performance of such Seller’s obligations under such Material Contract.  The representations and warranties of Seller Parent set forth in this Section 4.10(c), solely insofar as they relate to the Key IP Contracts, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in this Section 4.10(c), in light of the circumstances in which they are made, not misleading.

(d)                                 Seller Parent has prior to the date of this Agreement delivered to, or made available to, Buyer or its Representatives, true and complete copies of each Material Contract and each other Contract that is a Business Contract.

4.11                        Orders; Litigation.  As of the date hereof, (a) there are no material Orders issued by any Governmental Authority binding on the Business or the Acquired Assets, and (b) there are no material Proceedings pending (or, to Seller Parent’s Knowledge, threatened) against any Seller with respect to the Acquired Assets or the Business.

4.12                        Compliance with Laws; Permits; Regulatory Matters.  (a)  Sellers hold and are operating in compliance in all material respects with all Permits, including the Regulatory Registrations, that are necessary for the conduct of the Business as now being conducted by Sellers. There are no Proceedings pending or, to Seller Parent’s Knowledge, threatened which would reasonably be expected to result in the material limitation, material adverse modification, revocation, cancellation or suspension of any material Permits or Regulatory Registrations.

(b)                                 Sellers are conducting and have, since January 1, 2013, conducted the Business in compliance in all material respects with all Laws applicable to the Business or the Acquired Assets, including all Laws applicable to the nonclinical and clinical testing, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling and/or testing of the Products (all such applicable Laws, collectively, the “Health Care Laws”).  Since January 1, 2013, Sellers and their respective Subsidiaries have not received any written notice, including any warning letter, notice of adverse finding, or notice of deficiency, or similar communication from the FDA or any other Governmental Authority, (i) contesting the Regulatory Registrations for the Labeling and promotion of any of the Products, (ii) alleging that any of the Products or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling and/or testing thereof is in violation of any applicable Health Care Law, Regulatory Registration or Permit in any material respect, or (iii) otherwise alleging any material violation of any Health Care Laws by any Seller or any of their respective Subsidiaries with respect to the Business and/or Products.

(c)                                  All material documents, reports and notices required to be filed with any Governmental Authority by Sellers and their respective Subsidiaries with respect to the Business or any Product have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. To Seller Parent’s Knowledge, no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.  As of the date hereof, Seller Parent has filed INDs and NDAs (or comparable marketing license applications) with respect to the Products in the jurisdictions set forth in Section 4.12(c) of the Seller Disclosure Letter and has no reason to expect that such INDs and NDAs (or comparable marketing license applications) will not be approved by the applicable Regulatory Authority.  As of the date hereof, Seller Parent is currently selling the Products in the jurisdictions set forth in Section 4.12(c) of the Seller Disclosure Letter.

(d)                                 Notwithstanding anything contained in this Section 4.12, no representation or warranty shall be deemed to be made in this Section 4.12 in respect of any matters that are covered by Sections 4.6, 4.7, 4.8, 4.14 and 4.15.

4.13                        Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Buyer in Article V, and except for (a)(i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”) and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Consent to, with or from any Governmental Authority is required for Sellers to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

4.14                        Tax Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business:

(a)                                 all Tax Returns that are required to be filed by or with respect to the Acquired Assets and the Business have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)                                 all Taxes due and owing with respect to the Acquired Assets and the Business have been paid;

(c)                                  no Tax Proceedings are pending, in progress or to Seller Parent’s Knowledge have been threatened in writing with respect to any Taxes relating to the Acquired Assets or the Business;

(d)                                 there are no Liens for Taxes upon any of the Acquired Assets, except for Permitted Liens; and

(e)                                  to Seller Parent’s knowledge, no written claim has ever been made by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction as a result of the operation of the Business.

4.15                        Intellectual Property.  (a)  The Patents, the Licensed Patents, the Marks and the Licensed Marks include all of the patents, patent applications, internet domain names, trade names, registered and unregistered trademarks and service marks that are owned by or licensed to Sellers and primarily used or held for use in the Business. The Transferred Intellectual Property is all the Intellectual Property that is necessary for the conduct of the Business as currently conducted and as reasonably anticipated to be conducted immediately prior to the Closing, including all Intellectual Property that is required for use in the use, design, development, manufacturing, quality control, packaging, storage, registration, marketing, distribution or sale of the Products.

(b)                                 Sellers have sufficient rights to use the Licensed Patents, the Licensed Marks, and all the in-licensed Know-How, in each case, pursuant to valid and enforceable written Contracts. Except as set forth in Section 4.10(a)(xvii) of the Seller Disclosure Letter, no Seller is obligated to pay, and Buyer will not be obligated to pay with respect to the Business, any royalties, fees (other than official registering fees and similar fees), commissions or other amounts for the use, licensing or sublicensing of any Transferred Intellectual Property.

(c)                                  To Seller Parent’s Knowledge, the Patents, the Licensed Patents, the Marks, and the Licensed Marks are subsisting, valid and enforceable. Sellers have taken no action nor failed to take any action pursuant to which the Patents and the Marks are reasonably likely to cease to be valid and enforceable, and, except as set forth in Section 4.15(c) of the Seller Disclosure Letter, the Patents and the Marks are not subject to any maintenance fees, taxes, or actions falling due as of the date hereof. The Transferred Intellectual Property which is owned by Sellers is not and, to Seller Parent’s Knowledge, the other Transferred Intellectual Property is not, subject to any outstanding injunction, judgment, order, decree, or ruling.

(d)                                 To Seller Parent’s Knowledge, no Proceedings are currently pending or threatened and Sellers have not, since January 1, 2015, received any written notice or Claim by any Person alleging that (i) any Product, the Business or the Transferred Intellectual Property, or any act by Sellers related thereto or the use thereof, infringes or misappropriates (or in the past infringed or misappropriated) any Intellectual Property of any Person, (ii) any of the issued Patents or the registered Marks are invalid or unenforceable or (iii) any of the pending Patents are opposed in any manner by third parties. To Seller Parent’s Knowledge, neither the operation of the Business as currently conducted, nor the making, use, import, offer for sale or other disposition of any Product infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property of any Person.

(e)                                  To Seller Parent’s Knowledge, there is no, nor has there been any, infringement by any Person of any of the material rights of any Seller in or to the Patents, Licensed Patents, Marks or Licensed Marks.

(f)                                   There are no Proceedings pending before any Governmental Authority challenging the scope, ownership, validity or enforceability of the Patents and Marks or, to Seller Parent’s Knowledge, the Licensed Patents and Licensed Marks, and, to Seller Parent’s Knowledge, no such Proceedings, have been threatened in writing with respect to any of the Patents, Marks, Licensed Patents or Licensed Marks.

(g)                                  To Seller Parent’s Knowledge, the trade secrets that are owned, used or held by Sellers primarily in connection with the Business have not been used, disclosed to or discovered by any Person except pursuant to written non-disclosure and/or license agreements containing confidentiality requirements with respect to such trade secrets, which (i) have not, to Seller Parent’s Knowledge, been breached and (ii) are in full force and effect and, to Seller Parent’s Knowledge, binding on other parties thereto.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Sellers have complied with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by Sellers in connection with the Business, in any manner, or to Seller Parent’s Knowledge, maintained by third parties having authorized access to such information. Sellers have at all times taken reasonably necessary steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure, and there has been no unauthorized access to, or loss, use, modification or disclosure of such Personally Identifiable Information.

(i)                                     As of the date of this Agreement, no Seller has received any Paragraph IV Notification under 21 U.S.C. 355(j)(2)(B) relative to any patents listed in respect of any NDA with respect to any Product for which any Seller is the listed applicant therefor nor has any Seller received any written notice regarding any, and to Seller Parent’s Knowledge there are no, plans by any Person to file an ANDA relative to any such NDA with respect to any Product held by Sellers.  With respect to the NDA for Argatroban, as of the date of this Agreement, Sellers have not received any written notice from Eagle Pharmaceuticals, Inc., the NDA holder for Argatroban, regarding any Paragraph IV Notification under 21 U.S.C. 355(j)(2)(B) relative to any patents listed in respect of such NDA and, to Seller Parent’s Knowledge, no Person has filed, and to Seller Parent’s Knowledge there are no plans by any Person to file, an ANDA relative to such NDA.

(j)                                    Section 4.15(j) of the Seller Disclosure Letter sets forth, as of the date hereof, a complete and accurate listing of all licenses, sublicenses, covenants not to sue, and other agreements to which any Seller is a party and pursuant to which any Seller (i) is authorized or otherwise permitted to use any other Person’s Intellectual Property that is necessary to carry out the current activities of Sellers with respect to the Business in all material respects, other than (A) commercially available off the shelf software or (B) third-party software products that were provided with and are integrated with or otherwise used primarily in connection with the operation of such equipment, hardware or other tangible personal property set forth on Schedule 2.1(c), or (ii) authorizes or otherwise permits any Person to use any of the Transferred Intellectual Property, other than licenses granted by Sellers in the Ordinary Course of Business to suppliers to or on behalf of Sellers of goods or services related to the Products.

4.16                        Required Vote. No vote of the holders of the common stock of Seller Parent is required for Sellers to enter into or consummate the Transactions.

4.17                        Undisclosed Liabilities. To Seller Parent’s Knowledge, Seller Parent does not have any Liability that is material to the Business or the Acquired Assets and would be required to be disclosed under GAAP on Seller Parent’s balance sheet (or in the notes thereto), except for (a) Liabilities disclosed on the balance sheet included in Seller Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or in the notes thereto, (b) Liabilities constituting future performance obligations under the Business Contracts, (c) Liabilities incurred in the Ordinary Course of Business since January 1, 2016 which are not, individually or in the aggregate, material in amount, (d) other Liabilities that are not, individually or in the aggregate, material in amount and (e) Excluded Liabilities.

4.18                        Inventory. Section 4.18 of the Seller Disclosure Letter sets forth a complete and accurate list of each item of Inventory (including detail SKU of the Inventory, including the quantity, expiry dating and original cost to Sellers of each item in Inventory) as of April 30, 2016.  The Inventory is in all material respects merchantable, fit for the purposes for which it was procured or manufactured and usable or salable in the Ordinary Course of Business; the Inventory conforms in all material respects to the specifications established therefor and by the Regulatory Registrations; and the Inventory has been manufactured in all material respects in accordance with all applicable Laws.  The Inventory does not include any items that are obsolete.  Each item included in the Inventory is owned by Seller Parent or another Seller, as applicable, free and clear of any Liens other than Permitted Liens and has not been pledged as collateral.

4.19                        Customers and Suppliers.  Since January 1, 2015 through the date of this Agreement, no customer or supplier has stopped, or decreased the rate of, or notified any Seller in writing that it will stop, or decrease the rate of, buying products or services from or supplying products or services to the Business, which stop or decrease would be reasonably likely, individually or in the aggregate, to be material to the Business.  To Seller Parent’s Knowledge, the suppliers of the Products will, following the Closing, be willing and able to supply the Products to Buyer or its Affiliates at levels in all material respects consistent with the Ordinary Course of Business prior to Closing.

4.20                        Insurance. Sellers have all material policies of insurance covering the Business and the Business Employees, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which is adequate for the operation of the Business, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business. All such insurance policies are in full effect, no written notice of cancellation has been received by any Seller under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to be, individually or in the aggregate, material to the Business.

4.21                        Acquired Assets.  The Acquired Assets, together with the services to be provided under the Transition Services Agreement to be entered into upon the Closing and other than any wholesale agreements which may be required, will constitute all assets and rights necessary for the conduct of the Business immediately following the Closing in all material respects as conducted by Sellers as of the date hereof and as of the Closing.

4.22                        Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Sellers or under the authority of Sellers is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Goldman Sachs & Co., the fees and expenses of which shall be the sole responsibility of Seller Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as of the date of this Agreement and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date are made solely as of such date) to Seller Parent as set forth below.

5.1                               Qualification, Organization, etc. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.2                               Authority; Binding Effect.  (a)  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions, have been duly authorized by all requisite corporate action.

(b)                                 This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly and validly executed and delivered by Buyer and will, after the Closing, constitute a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3                               No Conflicts; Consents.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract to which Buyer is a party; and (c) subject to making or obtaining the Consents referred to in Section 5.6, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Buyer is subject; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.4                               Compliance with Law. Buyer and each of Buyer’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Buyer, such Subsidiaries or any of their respective properties or assets, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.5                               Orders; Litigation. As of the date hereof, (a) there are no Orders issued by any Governmental Authority binding on Buyer, and (b) there are no Proceedings pending (or, to Buyer’s Knowledge, threatened) against Buyer, which, in the case of clause (a) or (b), would reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.6                               Consents and Governmental Approvals.  Assuming the accuracy of the representations and warranties made by Seller Parent in Article IV, and except for (a)(i) any HSR Filing with the FTC or the Antitrust Division and the expiration or early termination of the waiting period with respect thereto and (ii) any filing under any other Foreign Antitrust Laws and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, or (b) as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, no Consent to, with or from any Governmental Authority is required for Buyer to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

5.7                               Required Vote. No vote of the holders of securities of Buyer is required for Buyer to enter into or consummate the Transactions.

5.8                               Sufficient Funds.  As of immediately prior to or substantially simultaneously with the Closing, Buyer will have sufficient immediately available funds to (a) satisfy all of Buyer’s obligations under this Agreement, including the obligations under Article III, (b) pay any other amounts required to be paid by Buyer in connection with the consummation of the Transactions and (c) pay all related fees and expenses of Buyer.

5.9                               Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

5.10                        Condition of the Business.  Buyer acknowledges that it is a sophisticated purchaser and, together with its Affiliates and Representatives, has made its own investigation, review and analysis regarding the Business, the Acquired Assets, the Assumed Liabilities and the Transactions. Buyer acknowledges that none of Seller Parent, its Affiliates or Representatives is making, and Buyer is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Business, the Acquired Assets or the Assumed Liabilities, except as expressly set forth in Article IV.  None of Seller Parent or any of its Affiliates or Representatives shall have any liability to Buyer or any of its Affiliates or Representatives pursuant to this Agreement in connection with the use of any information, documents or materials made available to Buyer or its Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, “virtual data rooms,” management presentations, projections, due diligence discussions, or in any other form in expectation of the Transactions, except to the extent representations with respect to such information, documents or materials are expressly made in Article IV.

ARTICLE VI

COVENANTS

6.1                               Conduct of the Business Prior to the Closing. (a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (x) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, or (y) with respect to the Excluded Assets or the Excluded Liabilities, from and after the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to Section 11.1 (the “Pre-Closing Period”), Sellers shall conduct the Business only in the Ordinary Course of Business, including using commercially reasonable efforts to preserve the Business (including the INDs and NDAs (or comparable marketing license applications) set forth in Section 4.12(c) of the Seller Disclosure Letter), the Acquired Assets and the existing business relationships of the Business.

(b)                                 Without limiting the generality of Section 6.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (x) as required by Order or Law or expressly contemplated by this Agreement or the Ancillary Agreements, (y) with respect to the Excluded Assets or the Excluded Liabilities or (z) as set forth in Section 6.1(b) of the Seller Disclosure Letter, during the Pre-Closing Period, Sellers shall not, and shall cause each of their respective Subsidiaries to not, take any of the following actions:

(i)                                     transfer, sell, lease, enter into any sale lease back (or similar arrangement), license or otherwise convey or dispose of, or create any Liens (other than Permitted Liens) on any of the Acquired Assets, other than (A) in the Ordinary Course of Business and (B) sales of obsolete equipment;

(ii)                                  with respect to the Business Employees, (A) increase the compensation payable or to become payable to such employees outside the Ordinary Course of Business, or (B) grant any bonus, severance, retention or termination pay to any Business Employee that would be an Assumed Liability;

(iii)                               enter into a collective bargaining agreement or other labor union agreement with respect to Business Employees;

(iv)                              (A) terminate any Business Contract, or make any material amendment to or waive any material right or remedy under any such Business Contract, or (B) enter into any Contract that, if entered into prior to the date hereof, would constitute a Material Contract;

(v)                                 (A) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (I) results in any material restriction on the Business or any Product or (II) results in a Liability of the Business after the Closing, (B) cancel any Indebtedness owed to the Business to the extent such Indebtedness would constitute an Acquired Asset, or (C) waive, release or assign any material Claims or rights of the Business;

(vi)                              incur any Indebtedness, or enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business, which would constitute an Assumed Liability other than in the Ordinary Course of Business or result in a Lien, other than any Permitted Lien, on any Acquired Asset;

(vii)                           make any commitment for capital expenditures with respect to the Business which are in excess of $250,000 individually or $500,000 in the aggregate in any six (6) month period;

(viii)                        except in the Ordinary Course of Business, offer any rebates, discounts, promotions or credits, make any change to any promotional programs or make any change in the manner in which Sellers generally extend rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Products or the Business;

(ix)                              vary any inventory practices with respect to any Product (including Inventory held by or on behalf of any of Sellers’ or their respective Affiliates’ wholesalers) in any respect materially inconsistent with past practice; or

(x)                                 agree, in writing or otherwise, to take any of the foregoing actions.

(c)                                  Seller Parent shall not take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially interfere with or delay the consummation of the Transactions or result in any of the conditions to the Closing set forth in Article X not being satisfied.

(d)                                 Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller Parent’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of Seller Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller Parent and its Subsidiaries.

(e)                                  Buyer shall not take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially interfere with or delay the consummation of the Transactions or result in any of the conditions to the Closing set forth in Article X not being satisfied.

6.2                               Antitrust Filings and Actions.

(a)                                 Filings and Other Actions. Seller Parent and Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to cooperate and use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any Person, including any Governmental Authority, and to lift any injunction or other legal bar in order to consummate the Transactions. Without limiting the foregoing, each of Seller Parent and Buyer undertakes and agrees to file (or cause their respective Affiliates to file, as applicable) as soon as reasonably practicable and advisable, and in any event not later than seven (7) days after the date of this Agreement (unless the Parties otherwise agree in writing to a later time), a Notification and Report Form regarding the Transactions as and to the extent required by the HSR Act (the “HSR Filing”) with each of the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and to as soon as reasonably practicable and advisable submit any other filings required to be made under any

Foreign Antitrust Laws. Each of Seller Parent and Buyer shall (and shall cause their respective Affiliates to) (i) respond as promptly as reasonably practicable and advisable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or any Foreign Antitrust Laws or enter into any agreement with any Governmental Authority to delay the Transactions, except with the prior written consent of the other Party.  Buyer shall (and shall cause each of its Affiliates to) defend through litigation on the merits any Claim asserted in any court by any Governmental Authority, including appeals, in order to avoid or eliminate impediments under any Antitrust Law that may be asserted by a Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable and in any event prior to the Outside Date.  Notwithstanding anything to the contrary contained herein, Buyer shall not be required to (A) propose, negotiate or offer to commit and effect by consent decree, hold separate Order, or otherwise, the sale, divestiture, licensing or other disposition of or restriction on assets or businesses of Buyer (or its Affiliates) or of any of the Acquired Assets, (B) terminate any existing relationships or contractual rights of Buyer or the Acquired Assets, (C) amend or terminate any licenses or other intellectual property agreements of Buyer or the Acquired Assets, or (D) otherwise offer to take, offer to commit to take or take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer (or its Affiliates) or any of the Acquired Assets.  Each of Buyer and Seller Parent shall promptly notify the other of any written communication to that Party from a Governmental Authority or any other Person (whether or not a Governmental Authority) in connection with antitrust matters relating to the Transactions and, subject to applicable Law, and the instructions of any Governmental Authority, permit the other to review in advance any material proposed written communication to any of the foregoing.

(b)                                 Cooperation. Buyer and Seller Parent will confer in advance regarding the strategy for obtaining any necessary antitrust or competition clearances.  Buyer shall have the principal responsibility for devising and implementing this strategy and shall take the lead in all meetings and communications with any Governmental Authority relating to Antitrust Laws.  In addition, Buyer shall have the right to direct all matters with any Governmental Authority relating to Antitrust Laws consistent with its obligations hereunder.  Each of Buyer and Seller Parent shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Affiliates to any Person, including any Governmental Authority, in connection with the Transactions insofar as they pertain to antitrust matters.

(c)                                  Notification.  Subject to applicable Law and the instructions of any Governmental Authority, each of Buyer and Seller Parent shall keep the other apprised of the status of matters relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Affiliates, from any Person, including any Governmental Authority, with respect to the Transactions insofar as they pertain to antitrust matters.

(d)                                 Meetings.  Subject to applicable Law, neither Seller Parent nor Buyer (nor any of their respective Affiliates) shall permit any of its Representatives to participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (“Government Antitrust Authority”) in respect of any filings, investigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Government Antitrust Authority, gives the other the opportunity to attend and participate.

(e)                                  Other Actions.  Without limiting the generality of the undertakings pursuant to this Section 6.2, each Party agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every foreign, federal, state or local court or any other Governmental Authority of non-privileged information and documents reasonably requested by any of them or that are necessary, proper or advisable to permit consummation of the Transactions; and (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by the Outside Date.  The Parties’ obligations under this Section 6.2 shall include the obligation to use its reasonable best efforts to defend against any lawsuits or other legal Proceedings, whether judicial or administrative, challenging the consummation of the Transactions, including seeking to have any stay or other injunctive relief which would prevent or impair the consummation of the Transactions by the Outside Date entered by any court or other Governmental Authority reversed on appeal or vacated.  The Parties agree that if advisable to facilitate obtaining the Consent of any Governmental Authority that is a condition to Closing, the Parties shall promptly meet and use their good faith efforts to agree to a modification or modifications to the terms of this Agreement and/or any Ancillary Agreement that the Parties agree will facilitate obtaining such Consent, provided such modifications in the aggregate shall not alter the economic values of the Transactions other than in immaterial respects.

(f)                                   No Adverse Actions.  Buyer shall not, and it shall cause its Subsidiaries not to, directly or indirectly, acquire, purchase, lease or in-license (or agree to acquire, purchase, lease or in-license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, approval or exemption of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under applicable Law; (ii) materially increase the risk of any Governmental Authority entering any judgment, decree, injunction or other Order prohibiting the Transactions; (iii) materially increase the risk of not being able to remove any such judgment, decree, injunction or other Order on appeal or otherwise; or (iv) restrict, prevent, prohibit, impede or delay the consummation of the Transactions.

(g)                                  Fees and Expenses. Buyer shall be responsible for the payment of all filing fees in connection with the filings made pursuant to this Section 6.2. Each of Buyer and Seller Parent shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in (i) complying with any formal or informal request for additional information or documentary material from any Governmental Authority or (ii) resisting or contesting any Proceeding or Order challenging the consummation of the Transactions.

6.3                               Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement and without limiting the express obligations hereunder, each of the Parties agrees to cooperate fully with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transactions, including to make and obtain all Consents required under applicable Laws, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to, as soon as practicable, carry out the provisions of this Agreement and consummate and make effective the Transactions.  At the Closing, Buyer shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, and Seller Parent shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, in each case to which it is a party.

(b)                                 From time to time, as and when requested by a Party, the other Party shall, and shall cause its Affiliates to, at the requesting Party’s expense (except as otherwise expressly provided in this Agreement), execute such Transfer Documents (including such instruments of assignment as may be necessary in order to have the assignment of the Transferred Intellectual Property recorded in the name of Buyer or an Affiliate of Buyer at the relevant patent and trademark offices) and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to such Party such Transfer Documents as such Party or its counsel may reasonably request as necessary for such purpose.

6.4                               Access; Confidentiality. During the Pre-Closing Period, each Seller shall and shall cause its Representatives to, upon reasonable prior notice, give Buyer and its authorized Representatives reasonable access during normal business hours to Contracts, Books and Records, analysis, projections, plans, systems, management and other personnel, and Sellers’ Representatives, offices and other facilities and properties, in each case to the extent related to the Business (including the Business Employees), the Acquired Assets or the Assumed Liabilities; provided that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Sellers. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 6.4.   The right of Buyer to access pursuant to this Section 6.4 shall not modify in any way any representation or warranty in Article IV.  Notwithstanding anything to the contrary set forth herein, no Seller shall be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client or other legal privilege of such Seller, (b) relate to individual performance or evaluation records, medical histories or other personnel-related information the disclosure of which would subject Sellers or any of their Affiliates to Liability, (c) contravene any applicable Law or (d) give a third party the right to terminate or accelerate the rights under a Contract to which a Seller is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement; provided that in each case, Seller Parent shall: (i) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.4, (ii) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (iii) cause the applicable Seller to use its reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.  During the Pre-Closing Period, Seller Parent shall use commercially reasonable efforts to arrange on-site inspections of the facilities set forth in Schedule 6.4 as soon as practicable following the date hereof at times that are mutually convenient for Seller Parent, Buyer and the applicable suppliers.

6.5                               Shared Contracts. The Parties acknowledge that the Shared Contracts relate to both the Business and the Retained Business.  Following the Closing, the Parties desire for themselves and for the benefit of Sellers and Buyer, respectively, to have and obtain the rights and benefits under each Shared Contract to the extent related to the continuing business of Sellers and Buyer.  Promptly after the date hereof, the Parties agree to cooperate together to provide Sellers and Buyer (and/or one or more of its designated Subsidiaries) with their applicable rights and benefits under each Shared Contract by assisting the respective Sellers and/or Buyer (and/or one or more of its designated Subsidiaries) in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (a “Separated Contract”).  If any Shared Contract cannot be separated into a Separated Contract at Closing, Seller Parent and Buyer shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to cause, for the period after the Closing until such Shared Contract is separated into a Separated Contract or such Shared Contract expires pursuant to its terms: (a) the rights and benefits under each Shared Contract to the extent relating to the Business to be enjoyed by Buyer (and/or one or more of its designated Subsidiaries); (b) the Liabilities under each Shared Contract to the extent relating to the Business to be borne by Buyer (and/or one or more of its designated Subsidiaries); (c) the rights and benefits under each Shared Contract to the extent relating to the Retained Business to be enjoyed by Seller Parent; and (d) the Liabilities under each Shared Contract to the extent relating to the Retained Business to be borne by Seller Parent.

ARTICLE VII

EMPLOYEE MATTERS

7.1                               Transfer of Employees. Neither Buyer nor any Affiliate of Buyer is obligated to hire any Business Employee, but Buyer Subsidiary shall have the right to offer employment effective as of the Closing to any Business Employee on terms consistent with those set forth in this Article VII.  Buyer Subsidiary shall provide Seller Parent with a form of offer letter to be used to make such offers of employment a reasonable time prior to the distribution of offer letters, and Buyer Subsidiary shall consider Seller Parent’s comments to such form in good faith.  Buyer Subsidiary will provide Seller Parent with a list of Business Employees to whom Buyer Subsidiary has made an offer of employment and a list of the Business Employees who have accepted such offers of employment, which acceptances shall be effective at the Closing (the “Transferred Employees”).  Sellers shall cooperate with Buyer Subsidiary with respect to the offer process described in this Section 7.1.  Immediately as of the Closing, the Transferred Employees shall cease to participate in or accrue further benefits under any Business Benefit Plan.

7.2                               Compensation and Benefits. Effective as of the Closing and through the first anniversary of the Closing, Buyer Subsidiary shall provide, or shall cause its Subsidiaries to provide, to each Transferred Employee, while such Transferred Employee’s employment with Buyer Subsidiary or any Subsidiary of Buyer Subsidiary is not otherwise terminated for any reason, (a) a base salary or wage rate that is not less than the base salary or wage rate applicable to similarly situated employees of Buyer Subsidiary or its Subsidiaries, (b) annual bonus and long-term incentive opportunities that, in the aggregate, are no less favorable than those in effect for similarly situated employees of Buyer Subsidiary or its Subsidiaries, (c) employee benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Buyer Subsidiary or its Subsidiaries and (d) severance benefits that are no less favorable than the severance benefits applicable to similarly situated employees of Buyer Subsidiary or its Subsidiaries.  Seller Parent agrees to remain, and cause its Subsidiaries to remain, obligated for expenses in connection with any claim of a Transferred Employee arising under the workers’ compensation laws of any state (a “Workers’ Compensation Claim”) that was incurred while such Transferred Employee was employed by Seller Parent or one of its Subsidiaries on or prior to the Closing Date. Effective as of the day following the Closing Date, Buyer Subsidiary shall assume all obligations and Liabilities for all Workers’ Compensation Claims arising from events occurring after the Closing Date with respect to any Transferred Employee. A Workers’ Compensation Claim is deemed to be incurred when the facts and events giving rise to such claim occur.

7.3                               Service Credit. Effective as of the Closing and thereafter, Buyer Subsidiary shall, or shall cause an Affiliate to, fully recognize for each Transferred Employee those periods of employment with a Seller or any Affiliate of a Seller to the same extent such service was recognized by Sellers or their Affiliates for vesting and eligibility and level of benefits purposes under all Benefit Plans maintained by Buyer Subsidiary or its Subsidiaries, including 401(k) retirement plans and any vacation and paid time off, severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

7.4                               Welfare Plans.  With respect to any Benefit Plan of Buyer Subsidiary that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer Subsidiary shall, to the extent permitted by such plan, use commercially reasonable efforts to, effective as of Closing, (i) cause to be waived any pre-existing condition limitations, eligibility waiting periods, evidence of insurability and actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, with respect to the plan year of Buyer Subsidiary’s plans that includes the Closing Date, to amounts paid by Transferred Employees with respect to similar plans of any Seller in which Transferred Employees participate immediately prior to Closing.

7.5                               Paid Time Off.  Buyer Subsidiary shall credit each Transferred Employee with the number of days of accrued but unused paid time off (whether identified as vacation leave, sick leave or otherwise) to which such Transferred Employee was entitled immediately prior to the Closing by Seller Parent or any other applicable Seller; provided, however, that Buyer Subsidiary will not credit any Transferred Employee (a) with more than five (5) days of accrued but unused paid time off that was carried over by any such Transferred Employee from the prior year or (b) with respect to any accrued but unused paid time off to the extent that such Transferred Employee is paid, whether due to an entitlement or otherwise, for such accrued but unused paid time off by any Seller in connection with or following such Transferred Employee’s termination of employment by any Seller.  Seller Parent shall provide Buyer Subsidiary with the amount of accrued but unused paid time off for each Transferred Employee as of the Closing to the extent it has not been paid in accordance with clause (b) above.  For the avoidance of doubt, neither Buyer nor Buyer Subsidiary is assuming any Liability of any Seller with respect to any payout of accrued but unused paid time off required in connection with the termination of employment of any Transferred Employee by any Seller.

7.6                               Defined Contribution Plans.  Buyer shall cause each Transferred Employee who is a participant in a Business Benefit Plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Seller 401(k) Plan”) to be allowed to participate, effective as of the Closing, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Buyer Subsidiary or a Subsidiary thereof (the “Buyer 401(k) Plan”).  In addition, Buyer shall cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Seller 401(k) Plan.

7.7                               WARN Act.  Following the Closing, Buyer Subsidiary agrees to provide any required notice to Transferred Employees terminated after the Closing under the U.S. Worker Adjustment and Retraining Notification Act or any other similar displaced worker notification statutes (“WARN”) and to otherwise comply with any such laws.  Buyer shall indemnify and hold harmless Sellers and their Affiliates with respect to any liability under WARN arising from the actions (or inactions) of Buyer or its Affiliates after the Closing.  Seller Parent shall provide any required notice under WARN to Business Employees terminated before or at the Closing by Sellers or their Affiliates and to otherwise comply with WARN.  Seller Parent shall indemnify and hold harmless Buyer and its Affiliates with respect to any liability under WARN arising from the actions (or inactions) of Sellers or their Affiliates on or before the Closing.

7.8                               COBRA Obligations. Sellers or Sellers’ ERISA Affiliates shall provide or cause to be provided all continuation coverage pursuant to Part 6, Title I of ERISA (“COBRA”) required to be provided to any Business Employee by Sellers or Sellers’ ERISA Affiliates as a result of coverage under any Business Benefit Plan other than for Transferred Employees.

7.9                               No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, shall (a) be treated as an amendment or modification of any Benefit Plan; (b) without limiting the generality of Section 13.7, give any Person (including, without limitation, any current or former employee or any other individual associated therewith or any Benefit Plan or trustee thereof) other than a Party any right to enforce the provisions of this Article VII; (c) modify the at-will nature of any employee’s employment; or (d) obligate any Seller or Buyer, Buyer Subsidiary or any of their respective Affiliates to (i) maintain any particular Benefit Plan, (ii) refrain from amending or terminating any particular Benefit Plan, (iii) retain the employment of any particular employee or (iv) refrain from changing the terms and conditions of employment.

ARTICLE VIII

TAX MATTERS

8.1                                                 Transfer Taxes. Each of Buyer and Seller Parent shall be responsible for the payment of 50% of any Transfer Taxes.  Seller Parent and Buyer shall cooperate to timely prepare any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes.  Unless otherwise required by applicable Law, Buyer will file all Tax Returns or other filings with respect to Transfer Taxes, and Seller Parent shall pay to Buyer, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such Tax Return or other filing, and Buyer will furnish to Seller Parent a copy of such Tax Return or other filing and a copy of a receipt showing payment of any such Transfer Tax.  With respect to any such Tax Returns or filings required to be filed by Seller Parent or any of its Subsidiaries, Buyer shall pay to Seller Parent, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such Tax Return or other filing, and Seller Parent will furnish to Buyer a copy of such Tax Return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

8.2                                                 Tax Returns.  (a)  Seller Parent will prepare and timely file all Tax Returns with respect to the Acquired Assets or the Business (other than any Tax Return relating to Transfer Taxes governed by Section 8.1) that are required to be filed (taking into account any applicable extensions) after the Closing Date for any taxable period ending on or before the Closing Date (the “Pre-Closing Tax Returns”), except to the extent Buyer is required by applicable Law to file such Tax Return.  Buyer will timely file any Pre-Closing Tax Return that is prepared by Sellers with respect to the Acquired Assets or the Business pursuant to the immediately preceding sentence and delivered to Buyer at least three (3) days prior to the due date for filing such Tax Return (taking into account any applicable extensions) to the extent required by applicable Law.  All Tax Returns with respect to the Acquired Assets or the Business for any Straddle Period shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date (“Closing Date Tax Return”), unless the relevant Taxing Authority will not accept a Closing Date Tax Return. Sellers will timely prepare and file all Closing Date Tax Returns with the relevant Taxing Authority.  To the extent the Buyer is required by applicable Law to file a Straddle Period Tax Return with respect to the Acquired Assets or the Business that reflects ownership of the Acquired Assets or operation of the Business during a Pre-Closing Tax Period, Buyer will timely prepare and file such return in accordance with applicable Law, and Buyer will deliver to Sellers at least fifteen (15) days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) a statement setting forth the amount of Tax for which Sellers are responsible consistent with Section 8.3 and a copy of such Tax Return.  Buyer will reflect on such Tax Return any reasonable comments submitted by Sellers at least five (5) days prior to the due date of such Tax Return.

(b)                                 Sellers will pay all Taxes due with respect to a Pre-Closing Tax Return or a Closing Date Tax Return which Sellers are obligated to prepare and file pursuant to Section 8.2(a).  At least three (3) days prior to the due date for a Pre-Closing Tax Return prepared by Sellers and filed by Buyer pursuant to Section 8.2(a), Seller Parent will pay Buyer an amount equal to the Taxes shown on such Tax Return.  At least three (3) days prior to the due date for a Straddle Period Tax Return prepared and filed by Buyer, Sellers will pay their portion of the Taxes due with respect to such Tax Return to Buyer, as determined under Section 8.3.

8.3                                                 Straddle Period Taxes. In any case where the relevant Taxing Authority will not accept a Closing Date Tax Return, the Taxes of Sellers and Buyer shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows:  (i) in the case of any Property Taxes, Taxes attributable to the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period shall be computed as if the Straddle Period ended as of the close of business on the Closing Date.

8.4                                                 Tax Cooperation. Subject to Section 9.1, Buyer and Sellers agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets or the Business.

8.5                                                 Post-Closing Conduct. After the Closing, except as required under applicable Law, Buyer shall not, and shall not cause or permit any of its Affiliates to (a) make, change or revoke any Tax election with respect to the Acquired Assets or the Business that has any retroactive material effect for a Pre-Closing Tax Period, or (b) grant an extension of any applicable statute of limitations that relates to Taxes with respect to the Acquired Assets or the Business that relates to a Pre-Closing Tax Period, without the prior written consent of Seller Parent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

OTHER AGREEMENTS

9.1                                                 Books and Records; Access; Assistance.  (a)  Subject to any limitations imposed by Law, including limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyer and Sellers shall make reasonably available to each other and their respective Affiliates and Representatives (as reasonably requested), including for the purpose of coordinating integration activities and transition planning, and to any Taxing Authority or any other Governmental Authority, all books and records to the extent related to the Business, the Acquired Assets or the Assumed Liabilities for all periods prior to the Closing Date and shall use reasonable best efforts to preserve, for at least six (6) years after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such books and records, (ii) Tax Returns to the extent related to the Business, the Acquired Assets or the Products and (iii) government Contract information, records or documents, to the extent relating to the Business or the Acquired Assets, for the required retention period.  Buyer and Sellers shall also make available to each other for such period, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining such information, records and documents, each as it relates to the Business, including product Liability and general insurance Liability. Sellers shall have the right to retain copies of all information and documents provided by Sellers to Buyer pursuant to Section 2.1, subject to Section 13.3.  The right to access provided by this Section 9.1 shall include the right to make copies of accessed documents, provided that (A) all such copies shall be at the sole cost and expense of the requesting Party, and (B) the Party providing access shall have the right to reasonably redact all such documents.

(b)                                 Notwithstanding the foregoing, this Section 9.1 shall not provide Buyer or any Seller (or Representatives of any thereof) any access rights to documents or information of the other Party (i) which access would violate any Laws or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) with respect to individual performance or evaluation records to the extent the applicable employee has not consented in writing to the transfer of such records, medical histories, or other personnel-related information the disclosure of which would subject the Party or any of its Affiliates to Liability, (iii) which access would waive any attorney-client, work product, or like privilege, or (iv) for the purpose of use in connection with potential or actual litigation, arbitration or mediation between Buyer or any Affiliate of Buyer, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand (nor, for the avoidance of doubt, shall Buyer or any Seller or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 9.1 in any such Proceeding).

9.2                                                 Privileged Matters.  (a)  Each Party acknowledges that: (i) each Party and its Affiliates has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting both of Buyer and Seller Parent; (iii) both Buyer and Seller Parent have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the Business; and (iv) both Buyer and Seller Parent intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)                                 Following the Closing, each of Buyer and Seller Parent agrees, on behalf of itself and each of its Subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Business without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Buyer shall not be required to give such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the Business (unless such information relates to matters for which Sellers may have indemnification obligations under this Agreement or the Ancillary Agreements).  In the event of a disagreement concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c)                                  After the Closing, upon receipt of any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise which requests disclosure of Privileged Information relating to the Business, to the extent permitted by Law, Seller Parent or Buyer (in the case of information relating to matters for which Seller Parent may have indemnification obligations under this Agreement or the Ancillary Agreements, or in the case of Privileged Information not solely related to the Business and in which a Seller may have an interest), as applicable, shall as promptly as practicable provide to the other Party (in accordance with the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information that might be disclosed and the proposed date of disclosure.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section 9.2, the disclosing party shall, at the other party’s expense, cooperate to the extent such other party seeks to limit such disclosure and take all reasonable steps to resist or avoid such disclosure, except as otherwise required by a court Order requiring such disclosure.

9.3                                                 Transfer of Acquired Regulatory Approvals; Delivery of Acquired Assets and Books and Records.  (a)  Promptly following the Closing, and in no event more than five (5) Business Days following the Closing, each of Seller Parent and Buyer shall submit all notices to each Regulatory Authority necessary to transfer each Regulatory Registration included in the Acquired Assets from Seller Parent to Buyer (and/or one or more of its designated Subsidiaries); provided, however, with respect to Cleviprex in such territories where providing notice within five (5) Business Days is not practicable, each of Seller Parent and Buyer shall use commercially reasonable efforts to submit all notices as promptly as practicable, and in no event more than forty-five (45) days, after the Closing Date.  Seller Parent and Buyer shall use commercially reasonable efforts to complete the transfer of each Regulatory Registration included in the Acquired Assets as promptly as practicable after the Closing Date, and in no event more than applicable periods specified in the preceding sentence, for the benefit of Buyer (and/or one or more of its designated Subsidiaries), including a complete export of all electronic common technical document applications related to the Products.

(b)                                 Buyer shall use commercially reasonable efforts to assist Seller Parent in the transfer of the Regulatory Registrations included in the Acquired Assets, accept the transfer of such Regulatory Registrations and formalize with Seller Parent and any applicable Regulatory Authority, as promptly as practicable after the Closing Date, all necessary documents related thereto. Following the transfer of the Regulatory Registrations, Seller shall not retain any rights in any Regulatory Registration included in the Acquired Assets or (except as otherwise provided in this Agreement) Books and Records, including any rights to use or reference.

(c)                                  As soon as practical after the Closing Date and in no event more than five (5) Business Days following the Closing Date, Seller Parent shall, at its own cost and expense, deliver or cause to be delivered to Cardinal SPS (and/or any other third party logistics provider designated by Buyer), on behalf of Buyer (and/or one or more of its designated Subsidiaries), all Acquired Assets in physical possession of Integrated Commercialization Solutions, Inc. or any of Sellers’ other third party logistics providers, provided, however, that a four (4) weeks’ supply of Inventory shall be retained at Seller Parent’s third party logistics provider to support the transition period pursuant to the Transition Services Agreement.  Seller Parent shall, at Seller Parent’s cost and expense, continue to bear the risk of loss and maintain adequate insurance (or self-insurance) against loss associated with the Acquired Assets until they have been delivered to Buyer’s designated shipper.  From and after the time Buyer or Buyer’s designated shipper picks up the Acquired Assets from Seller Parent (or its agent), Buyer (and/or one or more of its designated Subsidiaries) shall bear all risk of loss for such items and shall be solely responsible for maintaining adequate insurance (or self-insurance) to protect the Acquired Assets against any such loss.  However, for clarity, any Acquired Assets located at any of Seller Parent’s third party manufacturers pursuant to the terms of Business Contracts shall be deemed delivered “where is” effective as of the Closing Date and continue to be held by such third party manufacturers on Buyer’s (and/or one or more of its designated Subsidiaries’) behalf consistent with the terms of the governing Business Contract.

(d)                                 As soon as practical after the Closing Date and in no event more than thirty (30) days following the Closing Date, Seller Parent shall deliver to Buyer (or its designee) in physical and electronic form, the Books and Records.  Promptly following the Closing, Seller Parent shall deliver to Buyer a DVD, CD, flash drive or similar electronic storage medium containing the documents that Buyer has previously been granted access in the “data room” maintained by Seller Parent in connection with Buyer’s review of the Business.

(e)                                  Seller Parent shall deliver, or instruct Seller Parent’s counsel to deliver, to Buyer (and/or one or more of its designated Subsidiaries) the original files of Seller Parent or Seller Parent’s counsel related to the Transferred Intellectual Property in the possession or control of Sellers promptly after the Closing Date (and in any case within thirty (30) days after the Closing Date).  Seller Parent shall also promptly forward, and/or instruct Seller Parent’s counsel to forward, to Buyer (and/or one or more of its designated Subsidiaries) any correspondence or other communication related to the Transferred Intellectual Property that any Seller or any counsel to any Seller may receive from any intellectual property office in connection with the Transferred Intellectual Property.

9.4                                                 Government Price Reporting.  (a)  “Governmental Price Reports” means (1) any and all data that may be reported relating to the Products under the Medicaid drug rebate program, including without limitation the Average Manufacturer Price (as defined at 42 U.S.C. § 1396r-8(k)(1)) (“AMP”) and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and (2) Non-FAMP and Average Sales Price (as defined by 42 U.S.C. § 1395w-3a), and any and all data that may be reported relating to the Products under state drug price reporting requirements.  “PHS Price Reports” means any and all data that may be used to calculate, submit, or otherwise offer a PHS price relating to the Products under a Pharmaceutical Pricing Agreement under section 340B of the Public Health Service Act, 42 U.S.C. 256b.

(b)                                 Seller Parent shall be solely and exclusively responsible for submitting all Governmental Price Reports required to be submitted in the Drug Data Reporting for Medicaid system for purposes of reporting the AMP and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and other required pricing data for all Products bearing an NDC of Seller Parent that are determined by Seller Parent to be a “covered outpatient drug” as defined by 42 U.S.C. § 1396r-8(k)(3).  From and after the Closing, Buyer shall be responsible for providing to Seller Parent all Governmental Price Reports, including supporting data for these calculations, and other required data for Products sold from and after the Closing bearing an NDC of Seller Parent.  Seller Parent shall remain as the Centers for Medicare and Medicaid Services (“CMS”)

Technical, Invoice and Legal contacts for any Products bearing an NDC of Seller Parent.  Notwithstanding the foregoing, Buyer shall be solely and exclusively responsible for submitting all Governmental Price Reports for all Products bearing an NDC of Buyer.  Without limiting the foregoing, any and all data furnished by either Party that will be relied upon by the other Party for the calculation or submission relating to a Product as part of a Governmental Price Report pursuant to this subsection shall be certified in the same format provided to the applicable Regulatory Authority or in a format otherwise mutually agreed upon by the Parties.

(c)                                  From and after the Closing Date, Buyer shall be solely and exclusively responsible for submitting all PHS Price Reports for all Products regardless of which Party’s NDC the Product bears.

(d)                                 Seller Parent acknowledges that Buyer will require certain information from Seller Parent in order to submit the Governmental Price Reports after the Closing Date.  Accordingly, Seller Parent agrees that Seller Parent shall provide to Buyer, within twenty (20) days after the end of the first full calendar quarter after the Closing Date and each calendar month after the Closing Date through the end of the first full calendar quarter after the Closing Date, relevant Product information, for each Product covered by Seller Parent’s Medicaid Rebate Agreement, including baseline AMPs, and the transactional data for each NDC of each Product for use in calculating AMP consistently with the calculation methodology employed by Seller Parent.  All pricing data furnished by Seller Parent pursuant to this subsection shall be provided in the same format that such data are provided by Seller Parent to CMS in connection with Seller Parent’s own Governmental Price Reports or in a format otherwise mutually agreed upon by the Parties.  For pricing and sales data that are required in order to submit Governmental Price Reports, but that are not themselves provided to CMS, Seller Parent will furnish that data in a format mutually agreed upon by the Parties.  Without limiting the foregoing, any and all data furnished by either Party that will be relied upon by the other Party for the reporting of the Products under the Medicaid drug rebate program pursuant to this subsection shall be certified in the same format provided to CMS or in a format otherwise mutually agreed upon by the Parties.

(e)                                  Without limiting the foregoing, Buyer agrees that, from and after the Closing Date until the first anniversary of the expiration date of the last lot sold bearing an NDC of Seller Parent, Buyer shall provide to Seller Parent, within twenty (20) days after the end of each reporting period, the Governmental Price Reports and other data for the Products reasonably requested by Seller Parent for use by Seller Parent in submitting such Governmental Price Reports in the Drug Data Reporting for Medicaid system for purposes of reporting the AMP and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)).

(f)                                   Each Party shall promptly notify the other Party upon discovery of any errors in or corrections to the data or other information provided pursuant to Section 9.4(b), (c), (d) or (e) above.

9.5                                                 Product Returns and Chargebacks.

(a)                                 NDC Numbers. Except with respect to Argatroban, Buyer shall use commercially reasonable efforts to establish its own National Drug Code (“NDC”) numbers with respect to the Products as soon as practicable (and in any event within thirty (30) days) after

Seller Parent has transferred to Buyer the Regulatory Registrations for the Products that include Seller Parent’s most recent structured product labeling submission. Buyer shall begin to use the new NDC numbers for the Products as soon as practicable after receiving them; provided, however, that it shall not be required to repackage or relabel any Product or inventories (whether included in the Acquired Assets at Closing or supplied after Closing) that already bear a Seller Parent NDC number or an Eagle Pharmaceuticals, Inc. NDC number.  Seller Parent shall not de-list the current Seller Parent NDC numbers until the expiration date of the last lot of the Products manufactured bearing Seller Parent’s label and NDC numbers.

(b)                                 Adverse Event Safety Data. Within thirty (30) days after the Closing Date, the Parties shall enter into a written agreement to initiate and implement a process for the exchange of adverse event safety data in a mutually agreed upon format, including post-marketing spontaneous reports received by a Party or its Affiliates, in order to monitor the safety of the Products and to meet reporting requirements imposed by any applicable Regulatory Authority.

(c)                                  Product Returns. Subject to the terms of the Transition Services Agreement, following the Closing, Buyer shall have sole responsibility for accepting, processing and issuing credits for all returns for Product sold prior to, on or after the Closing Date.  If Seller Parent receives returned Product on or after the Closing Date, Seller Parent will ship such Product to Buyer, and Buyer shall, within thirty (30) days after receipt of an invoice from Seller Parent reimburse Seller Parent for any costs and expenses incurred by Seller Parent or any of its Affiliates to ship Product to Buyer in accordance with this sentence.  Notwithstanding the foregoing, with respect to all returns for Product sold prior to the Closing Date as determined by lot number or similar mechanism, Seller Parent shall, within thirty (30) days after receipt of an invoice from Buyer, reimburse Buyer for its reasonable and documented out-of-pocket costs and expenses (other than Buyer’s reimbursement to Seller Parent for returned Product shipping expenses described above in this Section 9.5(c)) incurred by Buyer or its Affiliates with respect to processing such returns.  Buyer and Seller Parent shall both be financially responsible for returns of Transition Lots, on a proportional basis equal to the proportion of Product in such Transition Lots sold on or prior to and after the Closing Date (for example, if 40% of the Products in the Transition Lots were sold prior to the Closing Date and the remaining 60% were sold at or after the Closing Date, then Seller Parent shall be responsible for 40% of Buyer’s reasonable and documented out-of-pocket costs and expenses (other than Buyer’s reimbursement to Seller for returned Product shipping expenses described above in this Section 9.5(c)) associated with the returns of the Transition Lots and Buyer shall be responsible for the remainder of such costs and expenses).

(d)                                 Administration and Payment of Chargebacks and Administration Fees.  Seller Parent will be responsible for the administration (including payment, processing and dispute resolution), in compliance with all applicable Laws, of all prime vendor and other chargebacks for the Products (collectively, “Chargebacks”), as well as all administrative fees for the processing of Chargebacks, related to (i) all Products sold by wholesalers (A) prior to the Closing Date or (B) during the ninety (90) day period following the Closing Date (to the extent any such sale is of Inventory of finished Product in the wholesale channel as of the Closing Date), and (ii) Products originally sold by wholesalers prior to the Closing Date and thereafter returned to the wholesaler and then resold by the wholesaler on or before the Closing Date.

Buyer will be responsible for the administration (including processing, payment and dispute resolution), in compliance with all applicable Laws, of all Chargebacks, as well as administrative fees for the processing of Chargebacks, related to all Product sales by wholesalers other than as specifically set forth above.  As of the Closing Date, the Parties will notify all relevant third parties that Buyer will assume responsibility for all obligations relating to Chargeback administration for the Products upon the earlier of all Inventory in the channel being depleted or the ninetieth (90th) day following the Closing Date.

(e)                                  FSS Processing.  As soon as reasonably practical after the Closing Date, the Parties will notify all relevant third parties, including the U.S. Veterans Administration National Acquisition Center (VANAC), that the Products, except for Argatroban, should be added to Buyer’s Federal Supply Schedule (“FSS”) and that Buyer will assume responsibility for all reporting and other obligations relating to FSS submissions and chargeback processing.  Until such time as Seller Parent receives written notification from applicable Regulatory Authorities acknowledging the effective date of such addition and that Seller Parent is no longer obligated to make FSS submissions and process FSS chargebacks (the “FSS Acknowledgment Date”), Seller Parent will continue to make FSS submissions and process FSS chargebacks through its existing reporting processes and Buyer will provide Seller Parent with prompt written notice of (i) changes in its FSS prices, (ii) price changes for the Products to those tracking customer(s) existing as of the Closing Date, and (iii) price reductions to any commercial customer to a level below the FSS prices in effect at the Closing Date.  Seller Parent shall inform Buyer of the FSS Acknowledgment Date within three (3) Business Days thereof.  Buyer shall provide Seller Parent with written notice of such price changes within three (3) Business Days after such price changes take effect.  Buyer shall reimburse Seller Parent within sixty (60) days following the FSS Acknowledgment Date for (A) all chargebacks related to FSS purchases of Products that are paid by Seller Parent with wholesaler invoice dates after the Closing Date, and (B) any incremental liability incurred by Seller Parent attributable to any price or other actions by Buyer following the Closing Date. Seller Parent will provide to Buyer sales and chargeback data as needed in order for Buyer to perform its Non-FAMP calculation.

(f)                                   GPO Processing.  With respect to any Seller Parent GPO agreement that covers Products but that is not a Business Contract, the Parties will provide notice on or promptly following the Closing Date to all relevant parties to such Seller Parent GPO agreements requesting that the Products be added to Buyer’s GPO agreements and terminated from Seller Parent’s GPO agreements, and that Buyer will assume responsibility for all reporting and other obligations relating to GPO pricing and chargeback processing for the Products, in each case, from and after the Closing Date.

(g)                                  Retroactive Impact.  In the event that any pricing change made by Buyer after the Closing Date has the effect of increasing any chargeback or similar liability or payment obligation owed by Seller Parent to any third party with respect to sales by or on behalf of Seller Parent or its Affiliates before the Closing Date to an amount greater than the amount such chargeback or similar liability or payment obligation would have been in the absence of such pricing change, Buyer shall reimburse Seller Parent for such increase in liability or payment obligation incurred by Seller Parent, including any liabilities, payment obligations or reasonable costs incurred by Seller Parent should such pricing change require a restatement of a Governmental Price Report.

9.6                                                 Wrong Pocket Assets.  (a)  Subject to Section 2.5, if any Acquired Asset remains vested in any Seller or any of their respective Affiliates following Closing, such Seller shall (or shall cause its applicable Affiliate to) transfer such Acquired Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Acquired Assets by paying the Purchase Price). Seller Parent shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Acquired Assets in its possession or control or that of any Affiliate of any Seller.

(b)                                 If any Excluded Asset is vested in Buyer or any of its Affiliates following Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller Parent or its designee for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset). Buyer shall notify Seller Parent as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.

(c)                                  If during the period beginning on the date hereof and extending through the end of the Service Period (as defined in the Transition Services Agreement) Buyer discovers any Contract, Patent, Mark or other item of Intellectual Property or other asset or right owned or held by any Seller and used primarily in conducting the Business prior to Closing (including any such assets or rights acquired between the date hereof and the Closing) (each, an “Additional Asset”), which is not included in the Acquired Assets or the Transferred Intellectual Property and was not specifically identified as an Excluded Asset in this Agreement, then Buyer may request Seller Parent in writing to transfer such Additional Asset, as applicable under this Section 9.6(c), to Buyer (and/or one or more of its designated Subsidiaries) in accordance with the provisions hereunder, as if such item had been identified as an Acquired Asset or Transferred Intellectual Property under this Agreement, for no additional consideration (other than in the case of Inventory, for which Buyer shall pay to Seller Parent an amount equal to the original cost to Sellers thereof). As soon as reasonably practicable after receipt by Seller Parent from Buyer of such request, Seller Parent shall provide written confirmation (unless Seller Parent in good faith believes that such Additional Asset should not be so treated) and, such item shall be deemed to have been transferred as described in this Section 9.6(c). If Seller Parent so acquires or discovers any such Additional Asset, it shall notify Buyer and, at Buyer’s written request, Seller Parent shall be deemed to have transferred such Additional Asset to Buyer in accordance with the terms of this Section 9.6(c).

9.7                                                 Release of Indemnity Obligations.  Seller Parent and Buyer shall use reasonable best efforts to enter into arrangements effective as of the Closing whereby Buyer or its Affiliates would be substituted for any Seller in any guarantees, letters of comfort, indemnities or arrangements entered into by any Seller in respect of the Business or the Acquired Assets. If Buyer or its Affiliates cannot enter into the arrangements referred to above, Seller Parent shall not terminate any such guarantee, letter of comfort, indemnity or arrangement without Buyer’s prior written consent; provided, however, that Buyer shall enter into a separate guaranty with Seller Parent or the applicable Subsidiary thereof to guarantee the performance of the obligations of Seller Parent or such Subsidiary, as applicable, under the Contract underlying such guarantee, letter of comfort, indemnity or arrangement.

9.8                               Retained Marks.  (a)  From and after the Closing, except in accordance with the license to Retained Marks granted to Buyer (and/or one or more of its designated Subsidiaries) in Section 9.8(b), neither Buyer nor any of its Affiliates shall have any right to use any Retained Mark and Buyer shall (and shall cause each of its Affiliates to) cease all use of each Retained Mark and not hold itself out as having any affiliations with Seller Parent or any of its Affiliates. “Retained Marks” means all business names, trade names, trademarks, trade dress and domain names of Seller Parent or any Affiliate of Seller Parent, any derivative thereof, or any word that is similar in sound or appearance to any of the foregoing or is otherwise confusingly similar thereto and, for the avoidance of doubt, shall include all business names, trade names, trademarks and domain names consisting of, or that include, the name “MEDICINES COMPANY” or “MEDCO”; provided, however, that the Retained Marks shall not include the business names, trade names, trademarks and domain names that are included in the Acquired Assets.

(b)                                                         Buyer agrees to use commercially reasonable efforts to convert Labeling for the Products to Labeling that does not include Retained Marks promptly following the Closing and to use commercially reasonable efforts to cause any third party manufacturers of such Products under any Contract included in the Acquired Assets to implement such changes as promptly as is commercially reasonable. Subject to Buyer’s compliance with its obligations in the preceding sentence, Seller Parent hereby grants to Buyer (and/or one or more of its designated Subsidiaries) a royalty-free, non-exclusive, worldwide, nontransferable, sublicensable license under the Retained Marks to (i) use such Retained Marks in connection with distributing, selling and offering to sell existing inventories of Products included in the Acquired Assets that bear the Retained Marks and (ii) use such Retained Marks in connection with manufacturing or having manufactured such quantities of the Products that bear Retained Marks as of the Closing that Buyer, in its reasonable discretion, deems reasonably necessary to prevent a stock-out or shortage of any such Products, and to use such Retained Marks in connection with distributing, marketing, selling and offering to sell any such Product manufactured pursuant to this clause (ii). With respect to any such quantities of the Products that Buyer manufactures or has manufactured after the Closing, such Products shall be of a quality that is at least equal to the quality of such Products sold by Sellers under such marks prior to the Closing Date. If Seller Parent at any time finds that any of such Products are not being provided in accordance with such standards of quality, Seller Parent may notify Buyer in writing of such deficiencies, and if Buyer fails to correct such deficiencies within thirty (30) days after receipt of such notice, Seller Parent may, at its election, terminate the license set forth in this Section 9.8(b) effective immediately.

9.9                               Employee Non-Solicit.  (a)  Beginning on the Closing Date, neither Seller Parent nor any of its Controlled Affiliates shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any person who at the time of such action is, or has been within the last sixty (60) days, an employee of Buyer or any of its Subsidiaries, or otherwise solicit, induce or otherwise encourage any such person to discontinue, or refrain from entering into any employment relationship (contractual or otherwise) with Buyer or any of its Subsidiaries; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Seller Parent and its Affiliates shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any current or former employee of Buyer or any of its Affiliates, or (ii) soliciting or employing any such person who, for a period of at least sixty (60) continuous days prior to the date of such solicitation or employment, has not served as a director, officer or employee of Buyer or any of its Subsidiaries.

(b)                                                         Beginning on the Closing Date, neither Buyer nor any of its Controlled Affiliates shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any person who at the time of such action is, or has been within the last nine (9) months, an employee of Seller Parent or any of its Subsidiaries (other than a Transferred Employee) (any such person, a “Restricted Person”), or otherwise solicit, induce or otherwise encourage any Restricted Person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller Parent or any Seller Parent Subsidiary; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Affiliates shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any current or former employee of Seller Parent or any Seller Parent Subsidiary or (ii) soliciting or employing any Restricted Person who, for a period of nine (9) continuous months prior to the date of such solicitation or employment, has not served as a director, officer or employee of Seller Parent or any of its Subsidiaries.  Buyer and Seller Parent agree that the Confidentiality Agreement, as it relates to the solicitation of employees, shall, as of the Closing, be terminated and of no further force and effect.

9.10                        Non-Competition.  (a)  For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller Parent shall not, and shall not permit any other Restricted Party to, directly or indirectly, (i) engage in the Exploitation of any (A) intravenous small molecule anti-hypertensive agent, (B) intravenous small molecule antiplatelet agent or (C) intravenous direct thrombin inhibitor anywhere in the world (the “Restricted Business”) or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; provided, however, that, notwithstanding the foregoing, this Section 9.10(a) shall not prohibit Seller Parent or any other Restricted Party or any of their respective Affiliates from (i) acquiring or owning securities of a Person whose securities are publicly traded on a recognized securities exchange or quotation system representing not in excess of five percent (5%) of any class of such securities; (ii) after giving effect to the Transactions, continuing to engage in any business currently conducted by any Restricted Party or any of their respective Affiliates, whether or not any one or more products or services associated with such business activities might be deemed to be competitive in some manner with the Restricted Business, including, for the avoidance of doubt, the Exploitation of the products and product candidates of Seller Parent and its Subsidiaries other than the Products and the utilization of the Excluded Assets, but excluding the development or commercialization of any product candidate competitive in some manner with the Restricted Business, it being understood and agreed that the product candidates set forth on Schedule 9.10 are not competitive with the Restricted Business; (iii) purchasing products or services from, or selling products or services to, or otherwise engaging in a subcontracting or commercial relationship with, an entity that is engaged in a Restricted Business; (iv) performing its obligations under this Agreement or any Ancillary Agreement or otherwise taking actions in connection with the winding up of the Business; (v) acquiring any Person (or any interest therein), including through the creation of any joint venture or partnership, that engages, directly or indirectly, in a Restricted Business, if (x) in its last full fiscal year prior to such acquisition, the consolidated revenues of such Person from the Restricted Business constituted less than twenty percent (20%) of the total consolidated revenues of such Person, or (y) in its last full fiscal year prior to such acquisition, the consolidated revenues of such Person from the Restricted Business constituted less than thirty-five percent (35%) of the total consolidated revenues of such Person and, following such acquisition, the applicable Restricted Party uses, until the expiration of the Restricted Period, reasonable best efforts to sell that portion of the business of such Person as constitutes a Restricted Business; or (vi) acquiring rights to any product (whether by purchase, license or otherwise) that may be used in a Restricted Business, as long as either such product is not so employed or is a product that falls within the exception set forth in clause (v) of this sentence as if any such product was an acquired Person for purposes of such clause (v).  For the avoidance of doubt, this Section 9.10(a) shall not bind any purchaser of all or substantially all of Seller Parent’s capital stock or assets, whether by merger, asset sale, stock sale or otherwise.

(b)                                                         Seller Parent acknowledges that a breach or threatened breach of this Section 9.10 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller Parent of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or prove damages).

(c)                                                          Seller Parent acknowledges that the restrictions contained in this Section 9.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions.  In the event that any covenant contained in this Section 9.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 9.10 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.11                                          Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of Sellers and their Affiliates and not for the benefit of Buyer or any of its Affiliates.  Buyer agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any of Sellers’ insurance policies that may provide coverage for claims related to the Business prior to the Closing.

9.12                                          Financial Information. Following the Closing, Buyer shall use commercially reasonable efforts to provide to Sellers (and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) any information reasonably requested and relating to the Business reasonably required by Sellers in connection with Seller Parent preparing financial statements of Seller Parent and its Subsidiaries for all fiscal periods that precede or include the Closing Date.

9.13                                          Commercialization Efforts; Milestone Covenants.  (a)  From and after the Closing, Buyer shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to [**] and (ii) [**].  It is understood and agreed that a Product Transfer (as defined below) will not relieve Buyer of its obligation under this Section 9.13(a); provided, that for purposes of this Section 9.13(a), the activities of Buyer and each transferee in a Product Transfer shall be attributed to Buyer for the purposes of determining Buyer’s satisfaction of the foregoing obligations.

(b)                                                         Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, license, convey or otherwise dispose of all or a portion of their respective rights in and to Cleviprex or Kengreal to a third party (other than Buyer or its Affiliates) (collectively, a “Product Transfer”), unless at all times after any such Product Transfer, Net Sales by the applicable transferee will be reflected in Net Sales in accordance with the terms hereunder as if the transferee was Buyer, and the contract for such sale, transfer, license, conveyance or other disposition (which Buyer shall take all commercially reasonable actions necessary to enforce in all material respects) shall provide for such treatment and shall require the transferee to comply with the covenants in Sections 9.13(a), 9.13(b) and 9.14, and to provide Buyer with all information necessary to calculate Net Sales with respect to such Product. For purposes of clarification, this Section 9.13(b) shall not apply to sales of Cleviprex or Kengreal made by Buyer or its Affiliates or ordinary course licensing arrangements between Buyer and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling Products and for which the gross amounts invoiced for sales of Products by the applicable third party licensee, distributor or contract manufacturer are recognized for accounting purposes as revenue of Buyer and its Affiliates.

(c)                                                          After the Closing, Buyer (or any of its permitted successors or assigns) shall not engage in any Product Transfer that would result in the sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s and its Affiliates’ rights covering Cleviprex or Kengreal to an unaffiliated third party, through one or more transactions or a series of transactions, unless the transferee assumes and succeeds to all of the obligations of Buyer set forth in this Section 9.13, Section 9.14 and Section 2.6(a)(iii) and prior to or simultaneously with such Product Transfer delivers to Seller Parent an instrument of assumption for the benefit of Sellers effecting such assumption and succession. Any such Product Transfer will not release Buyer from its obligations under this Section 9.13, Section 9.14 or Section 2.6(a).

(d)                                                         For purposes of this Section 9.13, Section 9.14 and Section 2.6(a) (and any definition used in this Section 9.13, Section 9.14 or Section 2.6(a)), “Products”, “Cleviprex” and “Kengreal” shall mean collectively, the Products, Cleviprex or Kengreal, as the case may be, and any alternate forms or formulations thereof developed after the Closing Date by Buyer or any of its Affiliates or any of their respective licensees or sublicensees based on or derived in any material respect from the Transferred Intellectual Property.

9.14                        Net Sales Reporting.  (a)  Beginning after the Closing and continuing until the earlier of (i) the time at which Buyer has paid to Seller Parent the maximum amount of Milestone Payments that Seller Parent is eligible to receive pursuant to Section 2.6(a)(iii), or (ii) the end of the last calendar year during which Seller Parent is eligible to receive a Milestone Payment in respect of either Cleviprex or Kengreal, Buyer shall provide to Seller Parent a statement (the “Net Sales Statement”) within thirty (30) days of the end of the first and second halves of each calendar year, showing in reasonably specific detail for such period and, for the Net Sales Statement delivered in respect of the second half of a calendar year, for the period comprising such period and the immediately preceding period (i) the amount of Net Sales for each of Cleviprex or Kengreal, (ii) taking into account all appropriate deductions, an itemized calculation of Net Sales for each of Cleviprex or Kengreal and (iii) for Net Sales Statements delivered in respect of the second half of any calendar year, the amount of the Milestone Payments due to Seller Parent pursuant to Section 2.6(a)(iii), if any.

(b)                                                         Upon Seller Parent’s reasonable request, Buyer shall provide to Seller Parent back-up information used to prepare any Net Sales Statement. Buyer shall keep such records (and shall require its Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement.  Such records shall be available for inspection and audit by Seller Parent or its respective authorized Representatives, at reasonable times and on reasonable advance notice, for a period of three (3) years after Seller Parent’s receipt of any Net Sales Statement to which such records relate.  Each Net Sales Statement and all records of Buyer, its Affiliates, licensees, sublicensees, assignees and other transferees subject to inspection pursuant to this Section 9.14(b) shall be deemed to be Buyer Information subject to the confidentiality obligations of Section 13.3.

(c)                                                          If, as a result of any such audit or inspection, Seller Parent reasonably concludes that Buyer has underreported the Net Sales for any audited period, Seller Parent shall inform Buyer of the Net Sales for such audited period as calculated by Seller Parent in a written notice setting forth Seller Parent’s calculation of such Net Sales in reasonable detail. In the event Buyer disputes Seller Parent’s calculation of Net Sales as set forth in such notice within thirty (30) days after receipt of such notice, Buyer will so notify Seller Parent in writing within such thirty (30) day period and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so by the end of such thirty (30) day period, they will (unless the Parties mutually agree in writing to continue their efforts to resolve such dispute) submit the dispute for resolution by the Transaction Arbitrator, with the procedures set forth in Sections 3.3(c)-(h) relating to the selection and payment of the Transaction Arbitrator and the resolution of Unresolved Items applying mutatis mutandis to disputes over Net Sales Statements and Milestone Payments.  If Buyer does not dispute Seller Parent’s calculation of Net Sales set forth in such notice within the thirty (30) day period set forth above, Net Sales for such audited period shall be deemed to be the amount set forth in such notice and if, based upon such calculation, any additional amounts are due to Seller Parent in accordance with Section 2.6(a)(iii), Buyer shall pay such amounts to Seller Parent in cash by wire transfer of immediately available funds into an account designated by Seller Parent within five (5) Business Days after the expiration of the thirty (30) day period set forth above.

(d)                                                         If any Milestone Payment owed to Seller Parent under this Agreement is not paid by Buyer (and/or one or more of its designated Subsidiaries) within a reasonable amount of time, in any event not to exceed thirty (30) days, following the due date of such payment, then Buyer shall pay interest on the undisputed and unpaid portion thereof at the Prime Rate as published in the Wall Street Journal (New York edition), or if lower, the maximum interest rate permitted under applicable Law, such interest to run from the date upon which payment of such undisputed amount became due until payment in full of the undisputed and unpaid portion thereof.

ARTICLE X

CONDITIONS TO CLOSING

10.1                                          Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller Parent and Buyer, as the case may be, to the extent permitted by Law:

(a)                                 No Adverse Law or Order shall be in effect.

(b)                                 All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transactions under the HSR Act shall have expired, been terminated or received.

10.2                                          Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller Parent:

(a)                                 Other than the representations and warranties of Buyer contained in Sections 5.1 (Qualification, Organization), 5.2 (Authority; Binding Effect), 5.3(a) (No Conflicts; Consents) and 5.8 (Sufficient Funds) (collectively, the “Specified Buyer Representations”), the representations and warranties set forth in Article V shall be true and correct (with such representations read for such purposes without materiality qualifications) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.  The Specified Buyer Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date).

(b)                                 Buyer and Buyer Subsidiary shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)                                  Buyer shall have delivered to Seller Parent:

(i)                                     each of the documents required to be delivered by Buyer or its Affiliates pursuant to Section 3.2(b); and

(ii)                                  a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been duly satisfied.

10.3                                          Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:

(a)                                 Other than the representations and warranties of Seller Parent contained in Sections 4.1 (Qualification, Organization), 4.2 (Authority; Binding Effect), 4.3(a)(i) (No Conflicts; Consents), 4.5 (Title to Assets) and 4.10(c) (Material Contracts) (to the extent such representation and warranty relates to any Key IP Contract) (collectively, the “Specified Seller Parent Representations”), the representations and warranties set forth in Article IV shall be true and correct (with such representations and warranties, other than Section 4.9(a), read for such purposes without any materiality or Material Adverse Effect qualifications) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Specified Seller Parent Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date).

(b)                                 Seller Parent shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)                                  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)                                 Seller Parent shall have delivered, or caused the applicable Seller to have delivered, to Buyer:

(i)                                     each of the documents required to be delivered by Seller Parent pursuant to Section 3.2(a); and

(ii)                                  a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller Parent, certifying that the conditions set forth in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been duly satisfied.

10.4                                          Frustration of Closing Conditions. Except as required by Law, neither Seller Parent nor Buyer may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of this Agreement.

ARTICLE XI

TERMINATION

11.1                        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of Seller Parent and Buyer;

(b)                                 by Seller Parent or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., Eastern Time, on February 10, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(c)                                  by Seller Parent, by written notice to Buyer, if Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within thirty (30) days following receipt of written notice of such breach or failure to comply from Seller Parent; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Seller Parent if Seller Parent has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.3(a) or Section 10.3(b) could not then be satisfied;

(d)                                 by Buyer, by written notice to Seller Parent, if Sellers shall have breached any of their representations or warranties or failed to comply with any of their covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.3(a) or Section 10.3(b) and (ii) is incapable of being cured, or is not cured, by Sellers within thirty (30) days following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 10.2(a) or Section 10.2(b) could not then be satisfied; or

(e)                                  by either Seller Parent or Buyer, by written notice to the other, in the event of any final and nonappealable Adverse Law or Order issued by a Governmental Authority of competent jurisdiction located in the United States.

11.2                                          Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, Buyer shall return to Seller Parent or destroy all documents, work papers and other materials of Sellers relating to the Business and to the Transactions, whether so obtained before or after the execution hereof, and no Party to this Agreement shall have any Liability under this Agreement to any other Party except for any Liability of any Party for any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement prior to such termination or for fraud; it being understood and agreed that the Confidentiality Agreement and Article XIII (except for Section 13.3) hereof shall remain in full force and effect following such termination.

11.3                        Buyer Termination Fee.  If this Agreement is terminated pursuant to:

(a)                                 Section 11.1(e) in connection with a final and nonappealable Order obtained or issued by a Governmental Authority with respect to any applicable Antitrust Law; or

(b)                                 Section 11.1(b) and as of the Outside Date the condition set forth in Section 10.1(b) and/or the condition set forth in Section 10.1(a) (if the applicable Adverse Law or Order is an Order of a court of competent jurisdiction under an Antitrust Law) shall not have been satisfied, then Buyer shall pay to Seller Parent within five (5) Business Days following termination of this Agreement and receipt of reasonably detailed documentation of legal fees and expenses reasonably incurred by Seller Parent or any of its Affiliates in connection with the negotiation of this Agreement and the performance of its obligations hereunder, an amount equal to such legal fees and expenses, not to exceed Three Million Dollars ($3,000,000) (the “Buyer Termination Fee”). In the event the Buyer Termination Fee is payable, such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller Parent.  For the avoidance of doubt, in no event shall Buyer be obligated to pay the Buyer Termination Fee on more than one occasion.

ARTICLE XII

INDEMNIFICATION

12.1                        Survival; Effect of Materiality Qualifiers; Losses.  (a)  The representations and warranties of Seller Parent and Buyer contained in this Agreement and the certificates delivered at Closing pursuant to Sections 10.2(c)(ii) and 10.3(d)(ii) shall survive the Closing and the consummation of the Transactions and continue for a period of eighteen (18) months after the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties of Seller Parent contained in Sections 4.1 (Qualification; Organization), 4.2 (Authority; Binding Effect), 4.3(a)(i) and 4.3(b) (No Conflicts; Consents), 4.5 (Title to Assets), 4.10(c) (Material Contracts) (to the extent such representation and warranty relates to any Key IP Contract), and 4.22 (Brokers) and of Buyer contained in Sections 5.1 (Qualification; Organization), 5.2 (Authority; Binding Effect), 5.3(a) (No Conflicts; Consents) and 5.9 (Brokers)  shall survive the Closing and the consummation of the Transactions until the third anniversary of the Closing Date, at which time they shall expire, and the representations and warranties of Seller Parent contained in Sections 4.7(b), (c) and (d) (Employee Benefits),  and Section 4.14 (Tax Matters) shall survive the Closing and the consummation of the Transactions until sixty (60) calendar days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision, at which time they shall expire.  In the event that notice of any claim for indemnification under this Article XII has been given pursuant to Section 12.4 or Section 12.5, as the case may be, within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. It is the intention of the Parties that the survival periods and termination date set forth in this Section 12.1 supersede any statute of limitations applicable to such representations and warranties or claim with respect thereof.

(b)                                 For purposes of this Article XII, any qualification or limitation as to materiality (whether by reference to material adverse effect or otherwise) contained in representations or warranties of Seller Parent or Buyer shall be disregarded; provided that this Section 12.1(b) shall not apply to the representations and warranties in Sections 4.4 [Financial Information], 4.7(a) [Employee Benefits], 4.9(a) [Absence of Certain Changes or Events] and 4.10(a) [Business Contracts].

(c)                                  For purposes of this Article XII, the term “Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, judgments, settlements, assessments and costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees and reasonable out-of-pocket disbursements); provided, however, that Losses shall not include any damages that are (i) special or punitive or (ii) in the nature of lost profits, except to the extent that such Losses are either required to be paid by an Indemnified Party to a third party in connection with a Third Party Claim (other than a Third Party Claim brought by an Affiliate of the Indemnified Party) or, with respect to Losses described in clause (ii), are reasonably foreseeable.  For purposes of the definition of Losses herein, lost profits shall not be considered to be “reasonably foreseeable” to the extent they are based on the conduct of the Business in geographies or with respect to indications not currently contemplated by the Parties.

12.2                        Indemnification by Seller Parent.  (a)  From and after the Closing and subject to the provisions of this Section 12.2, Seller Parent shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from:

(i)                                            any inaccuracy in or the breach of any representation or warranty made by Seller Parent in this Agreement or the certificate delivered by Seller Parent pursuant to Section 10.3(d)(ii) of this Agreement;

(ii)                                  the breach of any covenant or agreement made by Sellers in this Agreement;

(iii)                               any Excluded Liability; or

(iv)                              all Liabilities and Claims relating to the operation of the Business or the Acquired Assets to the extent arising out of or resulting from the ownership, operation or control of the Business or the Acquired Assets prior to the Closing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     Seller Parent shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless (A) the Losses for which Seller Parent would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Sellers’ representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Seller Parent shall be liable solely for Losses in excess of the Deductible up to the Cap; and

(ii)                                  Other than in the case of fraud (as construed in accordance with Delaware law), Seller Parent’s aggregate liability for indemnification under Section 12.2(a)(i) shall in no event exceed Thirty Million Dollars ($30,000,000) (the “Cap”);

provided, however, that the limitations set forth in clauses (i) and (ii) above shall not be applicable to any inaccuracy in or breach of the representation and warranty set forth in Section 4.3(b); provided further that Seller Parent’s aggregate liability for any inaccuracy or breach of the representation and warranty set forth in Section 4.3(b) shall in no event exceed Two Hundred Sixty Million Dollars ($260,000,000).

12.3                        Indemnification by Buyer.  (a)  From and after the Closing and subject to the provisions of this Section 12.3, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:

(i)                                     any inaccuracy in or the breach of any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(c)(ii) of this Agreement;

(ii)                                  the breach of any covenant or agreement made by Buyer or Buyer Subsidiary in this Agreement;

(iii)                               any Assumed Liability; or

(iv)                              all Liabilities and Claims (other than any Excluded Liability) relating to the operation of the Business or the Acquired Assets to the extent arising out of or resulting from the ownership, operation or control of the Business or the Acquired Assets following the Closing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless (A) the Losses for which Buyer would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties (excluding all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; and

(ii)                                  Other than in the case of fraud (as construed in accordance with Delaware law), Buyer’s aggregate liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap.

12.4                                          Third Party Claims.  (a)  In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such Third Party Claim to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(b)                                 The Indemnifying Party shall have the right to defend the Indemnified Party in connection with any Third Party Claim and shall have the sole power to direct and control such defense with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that if the Indemnifying Party is Seller Parent, such Indemnifying Party shall not have the right to defend or direct and control the defense of any Third Party Claim in connection with a Key IP Contract brought by the licensor thereunder, and no Indemnifying Party shall have the right to defend or direct and control the defense of any Third Party Claim that seeks solely an injunction or other equitable relief against the Indemnified Party.  Once the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense.  However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that (i) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying

Party or (ii) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c)                                  If the Indemnifying Party elects not to or is not permitted to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense and the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered Losses.  The Parties agree that any right of the Indemnified Party to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying Party shall have no Liability with respect to a Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.

(d)                                 The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(e)                                  The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

12.5                        Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall deliver to the Indemnifying Party a written notice which contains (a) a description of the claim for indemnification in reasonable detail, (b) a statement that the Indemnified Party is entitled to indemnification under this Article XII and an explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses (or estimated amount if the amount of the claim is not yet determined, or a statement that the Losses cannot yet be estimated). The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

12.6                        Adjustments to Losses.

(a)                                 Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to a Third Party Claim or a Direct Claim, net of the Indemnified Party’s reasonable out-of-pocket costs and expenses of collection and any increases in insurance premiums incurred by the Indemnified Party that result from the applicable insurance claim, shall be deducted.

(b)                                 Taxes. Indemnification payments under this Article XII shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party, provided that, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Loss, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party within thirty (30) days of the due date of the Tax Return in which such Tax Benefits are actually recognized by the Indemnified Party, along with a statement setting forth a detailed computation of the amount of such Tax Benefits for any relevant taxable year. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(c)                                  Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of the Indemnified Party’s reasonable out-of-pocket costs and expenses of collection and any increases in insurance premiums incurred by the Indemnified Party that result from the applicable insurance claim), less (ii) the full amount of the Loss.

(d)                                 Subrogation. Upon making any indemnification payment, the Indemnifying Party will, subject to applicable Law and Orders, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party not affiliated with such Indemnified Party in respect of the Loss to which the payment relates. Without limiting the generality or effect of the foregoing or any other provision of this Agreement, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

12.7                        Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 12.2 or Section 12.3 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes.

12.8                        Exclusive Remedy.  Subject to Section 13.11, except in the case of fraud, from and after the Closing, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement shall be the indemnification provided in this Article XII.

12.9                        Duty to Mitigate. Nothing herein shall relieve any Indemnified Party of its common law duty to mitigate Losses.

12.10                 Right to Setoff. If a Buyer Indemnified Party incurs or suffers Losses for which Buyer (subject to the limitations set forth elsewhere in this Article XII) is otherwise entitled to indemnification under Section 12.2, Buyer may set off against Milestone Payments otherwise payable under Section 2.6(a)(iii) Buyer’s good faith estimate of the amount of such indemnifiable Losses (the “Setoff Amount”).  If Buyer exercises its setoff right under this Section 12.10, Buyer will provide Seller Parent with a written certificate, signed by Buyer’s Chief Financial Officer, certifying that the amount set off by Buyer represents Buyer’s good faith estimate of such Losses. Notwithstanding the foregoing, if within fifteen (15) days following receipt of such certificate Seller Parent notifies Buyer in writing that it disputes Buyer’s assertion that Seller Parent is obligated to indemnify Buyer for such Losses under Section 12.2 or the amount set off by Buyer, then pending the Parties’ agreement regarding the appropriate setoff (if any) or a determination by a court of competent jurisdiction of the proper amount that Buyer may set off (if any) in accordance with Section 13.10, Buyer will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a mutually acceptable bank or trust company pending a decision of such court. In the event that it is finally determined by such court that Buyer has set off an amount that exceeds the amount of Losses for which Seller Parent is obligated to indemnify Buyer under Section 12.2, then Buyer will cause the amount of such excess, plus interest earned on such amount in such escrow account, to be released from the escrow account and paid to Seller Parent.  Subject to Buyer’s compliance with its obligations in this Section 12.10, the exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE XIII

MISCELLANEOUS

13.1                        Assignment. Subject to Section 1.3 and Section 2.6(c), this Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, provided, however, that Buyer may assign all or any portion of its rights under this Agreement to its Affiliates so long as Buyer shall remain liable for its obligations under this Agreement notwithstanding any such assignment. Seller Parent shall assign this Agreement and its rights and obligations hereunder in connection with its merger or consolidation or change in control or similar transaction in which Seller Parent is not the surviving corporation or entity of such transaction, and in such event Seller Parent shall cause the transferee, purchaser, surviving corporation or entity following such transaction to, in a writing delivered to Buyer, expressly assume all of Seller Parent’s obligations to Buyer under this Agreement.  Any purported assignment in violation of the preceding sentence shall be void ab initio.

13.2                        Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure (a) it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will provide reasonable advance notice, to the extent reasonably practicable, to the other Party prior to making the disclosure and will in good faith consider the reasonable comments of the other Party on such disclosure) or (b) that is substantially consistent with a prior press release or public announcement made with the consent of the other Party.

13.3                        Confidentiality.  (a)  Buyer and Seller Parent agree that the Confidentiality Agreement, as it relates to Information, shall, as of the Closing Date, be terminated and of no further force and effect.

(b)                                 Seller Parent agrees that, for a period of five (5) years after the Closing, Sellers and their Representatives shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information in any of their possession that Sellers exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that if any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller Parent shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 13.3(b), and the applicable Seller or its Representatives are nonetheless legally compelled to disclose such Buyer Information, such Seller or its Representatives, as the case may be, will furnish only that portion of the Buyer Information which such Seller or Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information. For purposes of this Section 13.3(b), the term “Buyer Information” means (i) all information, knowledge and data of Seller Parent and its Affiliates as of immediately prior to the Closing to the extent related to the Business, the Acquired Assets, the Products and/or the Assumed Liabilities, (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to any Seller in connection with the Transactions other than any information contemplated by clause (i), and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by any Seller, such Seller’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to (ii) above, is known to any Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to a Seller by a third party which has, or is reasonably believed by such Seller to have, a legal right to make such disclosure without requiring such Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of any Seller, or (D) is independently developed by or for any Seller, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence.

(c)                                  Buyer agrees that, for a period of five (5) years after the Closing, Buyer and its Representatives shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Seller Information in any of their possession that Buyer exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that if any Seller Information is required by Law or legal or administrative process to be disclosed, Buyer shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Seller Parent of such disclosure requirement so that Sellers or their Affiliates may seek a protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Seller Parent does not waive compliance with this Section 13.3(c), and Buyer or its Representatives are nonetheless legally compelled to disclose such Seller Information, Buyer or its Representatives, as the case may be, will furnish only that portion of the Seller Information which Buyer or its Representatives are advised by counsel is legally required to be furnished and will give Seller Parent written notice of the Seller Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Seller Information. For purposes of this Section 13.3(c), the term “Seller Information” means (i) all information, knowledge and data provided in connection with the Transactions by Seller Parent or its Affiliates to Buyer to the extent related to the Retained Business, the Excluded Assets, the Retained Products and/or the Excluded Liabilities, and (ii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Buyer, Buyer’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clause (i) of this sentence, other than any such information that (A) is known to Buyer prior to receipt thereof from Seller Parent or any of its Affiliates, (B) is disclosed to Buyer by a third party which has, or is reasonably believed by Buyer to have, a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Buyer, or (D) is independently developed by or for Buyer, without reliance on or reference to any information received from Seller Parent or any of its Affiliates.

13.4                        Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, including Section 6.2(g), each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.

13.5                        Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6                        Entire Agreement; Amendment. This Agreement (including the Exhibits, Schedules and disclosure letters), the Confidentiality Agreement, the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder) and the other agreements, instruments and documents required to be delivered in connection with the execution of this Agreement or at the Closing contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller Parent and Buyer. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects.

13.7                        No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

13.8                        Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

13.9                        Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.10                 Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Subject to Section 3.3 and Section 9.14(c), each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or any Ancillary Agreement (other than the Sublicense Agreements) delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts, (i) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware State or Federal court. Each Party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law. Buyer hereby agrees that service of all writs, process and summonses in any actions or proceedings arising out of this Agreement may be made upon Corporation Service Company (the “Process Agent”) and hereby irrevocably appoints the Process Agent as its true and lawful agent for the service of process in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give to Buyer any notice of such service of such writs, process or summonses shall not impair or affect the validity of such service or of any judgment based thereon.  Buyer agrees to maintain at all times the agent aforesaid in the State of Delaware, and to give Seller Parent advance written notice of any change of such Process Agent.  Nothing in this Section 13.10(a) shall be deemed in any way to limit the ability of Seller Parent to serve any such writs, process or summonses in any other manner permitted by Law or to obtain jurisdiction over Buyer in such other jurisdictions, and in such manner, as my be permitted by applicable Law.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE ANCILLARY AGREEMENTS (OTHER THAN THE SUBLICENSE AGREEMENTS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS (OTHER THAN THE SUBLICENSE AGREEMENTS) DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(b).

13.11                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The right to specific performance shall include the right of Seller Parent to cause Buyer to cause the Transactions to be consummated on the terms and subject to the conditions and obligations set forth in this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.

13.12                 Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

13.13                 Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

13.14                 Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

13.15                 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by internationally recognized private courier (for delivery in no fewer than two (2) Business Days with return receipt requested), by facsimile or by email. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by internationally recognized private courier shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given on the date of the sender’s receipt of confirmation of successful transmission; and notices delivered by email shall be deemed given on the date delivered (provided confirmation of email receipt is obtained). If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller Parent:

The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
Attention:   Stephen Rodin
Facsimile:  (973) 656-9898
E-mail:  stephen.rodin@themedco.com

with a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
One World Financial Center
200 Liberty Street
New York, New York 10281
Attention:   Gregory P. Patti, Jr.
                   Andrew P. Alin
Facsimile:  (212) 504-6666
E-mail:  greg.patti@cwt.com
              andrew.alin@cwt.com

If to Buyer:

Chiesi Farmaceutici S.p.A.
Largo F. Belloli, 11/A
43122 Parma, Italy
Attention:   Tiziano Toschi
Facsimile:  +39 0521 1705407
E-mail:  t.toschi@chiesi.com

with a copy to (which shall not constitute notice):

Chiesi USA, Inc.
1255 Crescent Green, Suite 250
Cary, NC 27518
Attention:   Mike Gordon
Facsimile:  (866) 391-7556
E-mail:  mike.gordon@chiesi.com

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention:   David B. Clement
Facsimile:  (919) 821-6800
E-mail:  dclement@smithlaw.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.15.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER PARENT

THE MEDICINES COMPANY

By:	/s/ Clive Meanwell
	Name:	Clive Meanwell
	Title:	Chief Executive

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BUYER

CHIESI FARMACEUTICI S.P.A.

By:	/s/ Giacomo Chiesi
	Name:	Giacomo Chiesi
	Title:	Director

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CHIESI USA, INC.

By:	/s/ Ken McBean
	Name:	Ken McBean
	Title:	President and CEO

[Signature Page to Purchase and Sale Agreement]